UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Xerox Corporation
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Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505

April 6, 2015

Dear Shareholders:

You are cordially invited to attend the 2015 Annual Meeting of Shareholders of Xerox Corporation to be held on Wednesday, May 20, 2015, at Xerox’s Corporate Headquarters, 45 Glover Avenue in Norwalk, Connecticut. Your Board of Directors and management look forward to greeting those shareholders who are able to attend.

At the Annual Meeting of Shareholders, you will be asked to vote upon the election of nine directors, the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015 and the approval, on an advisory basis, of the 2014 compensation of our named executive officers. The Board of Directors unanimously recommends that you vote in favor of each of these proposals.

In 2014, we had two changes to the Xerox Board of Directors. We lost a dear friend and colleague with the passing of Glenn Britt in June. Glenn served as a director of Xerox since 2004 and also as our lead independent director for over four years. We miss his insights in the boardroom, financial expertise and real-life, practical approach to problem solving. And, after nearly a decade of dedicated service, Robert McDonald retired from the board in July to become the U.S. Secretary of Veterans Affairs. We are deeply grateful for his many contributions, wise counsel and steadfast loyalty over the years. Both Glenn and Bob were valued members of our board.

It is important that your shares be represented and voted at the Annual Meeting of Shareholders, regardless of whether or not you plan to attend in person. Therefore, you are urged to vote your shares using one of the methods described in the following pages. Voting instructions are provided in the voting instruction and proxy card.

For the Board of Directors,

Ursula M. Burns
Chairman of the Board and Chief Executive Officer

Notice of 2015 Annual Meeting of Shareholders

Date and Time:	Wednesday, May 20, 2015, at 9:00 a.m.
Location:	Xerox’s Corporate Headquarters, 45 Glover Avenue in Norwalk, Connecticut
Purpose:	(1) Election of 9 directors;
(2) Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015;
(3) Approval, on an advisory basis, of the 2014 compensation of our named executive officers; and
(4) Consider such other business as may properly come before the meeting.
Record Date:	March 23, 2015 — You are eligible to vote if you were a shareholder of record as of the close of business on this date.
Proxy Voting:	(1) Telephone;
(2) Internet; or
(3) Proxy Card.
Please review the Notice of Internet Availability of Proxy Materials or accompanying proxy card for voting instructions.
Importance of Vote:	Whether or not you plan to attend, please submit your proxy as soon as possible to ensure that your shares are represented.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on May 20, 2015.

The Proxy Statement and 2014 Annual Report are available at
www.edocumentview.com/XRX or www.xerox.com/investor.

By order of the Board of Directors,

Don H. Liu
Executive Vice President, General Counsel and Secretary

April 6, 2015

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

The Annual Meeting

The 2015 Annual Meeting of Shareholders (Annual Meeting) of Xerox Corporation (Company) will be held on Wednesday, May 20, 2015, beginning at 9:00 a.m. at Xerox’s Corporate Headquarters, 45 Glover Avenue in Norwalk, Connecticut.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will consider and vote on the following matters:

1.	Election of the nine nominees named in this Proxy Statement to our Board of Directors (Board), each for a term of one year.
2.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
3.	Approval, on an advisory basis, of the 2014 compensation of our named executive officers.

Shareholders will also act on any other business that may properly come before the meeting. In addition, our management will report on Xerox’s performance during fiscal 2014 and respond to questions from shareholders.

Who is entitled to vote?

Owners of our common stock, par value $1 per share (Common Stock), as of the close of business on the record date, March 23, 2015 (record date), are entitled to vote at the Annual Meeting. As of the record date, there were 1,103,946,060 shares of our Common Stock outstanding and entitled to vote. The shares owned include shares you held on that date (1) directly in your name as the shareholder of record (registered shareholder) and/or (2) in the name of a broker, bank or other holder of record where the shares were held for you as the beneficial owner (beneficial owner). Each share of Common Stock is entitled to one vote on each matter to be voted on.

How do I vote?

Beneficial owners will receive a separate Notice of Internet Availability of Proxy Materials (Notice) with voting instructions from the bank, broker or other holder of record where the shares are held that must be followed in order for their shares to be voted.

Registered shareholders can vote in any one of four ways:

BY INTERNET	BY TELEPHONE

If you have Internet access, you may vote your shares by following the “Vote by Internet” instructions included in the Notice or on the enclosed proxy card. If you vote via the Internet, do not return your proxy card.

You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card. If you vote by telephone, do not return your proxy card.
BY MAIL	IN PERSON

You may vote by completing and signing the proxy card enclosed with this Proxy Statement and promptly mailing it in the enclosed postage-prepaid envelope. The shares you own will be voted according to your instructions on the proxy card you mail. If you sign and return your proxy card but do not indicate your voting instructions on one or more of the matters listed, the shares you own will be voted by the named proxies in accordance with the recommendations of our Board of Directors.

If you submit a proxy or voting instructions via the Internet, telephone or by mail you do not need to vote at the Annual Meeting. We will pass out written ballots to any shareholder of record or authorized representative of a shareholder of record who wants to vote in person at the Annual Meeting instead of by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

If you use your proxy to vote by internet, telephone or mail, you authorize the three directors, whose names are listed on the proxy card accompanying this Proxy Statement, to represent you and vote your shares as you direct.

How does the Board of Directors recommend that I vote?

The Board recommends that you vote:

●	FOR the election of each of the nine director nominees;
●	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and
●	FOR the approval, on an advisory basis, of the 2014 compensation of our named executive officers.

How can I attend the Annual Meeting?

All shareholders of record on the record date may attend. In order to be admitted to the meeting, please obtain an admission ticket in advance and bring a form of personal photo identification, such as a driver’s license. To obtain an admission ticket:

If you are a registered shareholder:

●	If you vote via the Internet or by telephone, you will be asked if you would like to receive an admission ticket.
●	If you vote by proxy card, please mark the appropriate box on the proxy card and an admission ticket will be sent to you.

If you are a beneficial owner:

●

Please request an admission ticket in advance by calling Shareholder Services at (203) 849-2315 or by mailing a written request, along with proof of your ownership of Xerox Common Stock as of the record date, to Xerox Corporation, Shareholder Services, P.O. Box 4505, Norwalk, CT 06856-4505. All calls and written requests for admission tickets must be received no later than the close of business on May 8, 2015.

You can find directions to the meeting online at www.edocumentview.com/XRX. If you have any further questions regarding admission or directions to the Annual Meeting, please call Shareholder Services at (203) 849-2315.

How many shares are required to be present to hold the Annual Meeting?

A quorum is necessary to hold a valid meeting of shareholders. For each of the proposals to be presented at the meeting, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding on the record date will constitute a quorum. As of the March 23, 2015 record date, there were 1,103,946,060 shares of our Common Stock outstanding. If you vote — including by Internet, telephone or proxy card — your shares will be counted towards the quorum for the Annual Meeting. Broker non-votes and abstentions are counted as present for the purpose of determining a quorum.

How many votes are required to approve each proposal?

Election of Directors. Under our by-laws, directors are elected by majority vote, meaning that in an uncontested director election, the votes cast “for” the nominee’s election must exceed the votes cast “against” the nominee’s election, with abstentions and broker non-votes not counting as votes “for” or “against.” Our by-laws require that any incumbent nominee for director who receives a greater number of votes cast “against” his or her election than “for” his or her election shall tender his or her resignation promptly after such election. The independent directors will then evaluate and determine, based on the relevant facts and circumstances, whether to accept or reject the resignation. The Board’s explanation of its decision will be promptly disclosed on a Form 8-K filed with the Securities and Exchange Commission (SEC).

Other Items.

●	Ratification of PricewaterhouseCoopers LLP as our independent auditor; and
●	Approval, on an advisory basis, of the 2014 compensation of our named executive officers.

The affirmative vote of a majority of the votes cast at the meeting will be required for approval of the above proposals. Under New York law, abstentions and broker non-votes, if any, will not be counted as votes “for” or “against” for the purpose of determining the outcome of the vote and therefore will have no impact on the outcome of the proposals.

Although the advisory vote is non-binding, the Board of Directors values the opinions of shareholders and will consider the outcome of the vote on this proposal when making future decisions regarding executive compensation.

At present, the Board does not intend to present any other matters at this meeting and knows of no matters other than these to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

What is a broker non-vote and how will it affect the voting?

A broker non-vote occurs when the beneficial owner of shares held through a brokerage firm fails to furnish voting instructions to the broker and the broker is not permitted under applicable New York Stock Exchange (NYSE) and SEC rules to vote the shares in its discretion. Brokers are not permitted to vote the shares without the beneficial owner’s instructions if the proposal is considered a “non-routine” matter under these rules. Election of directors and the advisory vote on executive compensation are considered non-routine matters. Shares constituting broker non-votes are not counted as votes “for” or “against” for the purpose of determining whether shareholders have approved a matter.

How will shares in the Xerox Employee Stock Ownership Plan, Xerox Savings Plans and Xerox Business Services Savings Plan be voted?

Beneficial owners of the shares of Common Stock held in the (1) Xerox Employee Stock Ownership Plan (ESOP), (2) Xerox Corporation Savings Plan, (3) Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards (together with the Xerox Corporation Savings Plan, referred to as the Xerox Savings Plans) or (4) Xerox Business Services Savings Plan, formerly known as ACS Savings Plan (Services Savings Plan), can instruct State Street Bank and Trust Company, as Trustee for the ESOP and the Xerox Savings Plans (Xerox Plans Trustee) or The Bank of New York Mellon, as Trustee for the Services Savings Plan (Services Savings Plan Trustee), by telephone, Internet or mail, how to vote the shares in their accounts. No matter which method is used, your voting instructions are confidential and will not be disclosed to the Company. By providing voting instructions in one of these ways, you instruct the Xerox Plans Trustee or the Services Savings Plan Trustee to vote the shares allocated to your ESOP, Xerox Savings Plans or Services Savings Plan account or accounts. For the ESOP participants and the Xerox Savings Plans participants, you also authorize the Xerox Plans Trustee to vote the shares of Common Stock held in the ESOP trust or Xerox Savings Plans trust for which no instructions were provided in the same proportion on each issue as it votes the shares for which participants have returned voting instructions. You acknowledge that in voting your shares and the shares for which no instructions were provided, you are acting as a named fiduciary under the Employee Retirement Income Security Act of 1974. Unlike the ESOP or Xerox Savings Plans, if no instructions have been received from a Services Savings Plan participant, the Services Savings Plan Trustee will not vote the shares allocated in your account. Your vote must be received by 8:00 AM Eastern Time on Monday, May 18, 2015 to allow sufficient time for processing.

May I change my vote?

Yes. You may revoke your proxy at any time before the Annual Meeting by submitting a later dated proxy card, by a later telephone or on-line vote, by notifying the Secretary of the Company in writing that you have revoked your proxy or by attending the Annual Meeting and giving notice of revocation in person.

Who will count the vote? Is my vote confidential?

Representatives of Computershare will act as Inspector of Election, supervise the voting, decide the validity of proxies and receive and tabulate proxies. As a matter of policy, we keep confidential all shareholder meeting proxies, ballots and voting tabulations that identify individual shareholders. In addition, the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

How are proxies solicited?

In addition to the solicitation of proxies by mail, we also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and reimburse such person for the cost of forwarding the material. We have engaged Georgeson Inc. to handle the distribution of soliciting material to, and the collection of proxies from, such entities. We will pay Georgeson Inc. a fee of $12,000, plus reimbursement of out-of-pocket expenses for this service. We bear the cost of all proxy solicitation.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet. Accordingly, on or about April 6, 2015, a Notice is being sent to all of the Company’s registered shareholders and beneficial owners of record as of March 23, 2015. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy of the proxy materials, including a proxy card, as well as how shareholders may request to receive proxy materials in printed form by mail, or electronically by email, on a going forward basis.

How can I electronically access the proxy materials?

You can access the proxy materials online at www.edocumentview.com/XRX or www.xerox.com/investor. Shareholders may receive proxy statements, annual reports and other shareholder materials via electronic delivery. Registered shareholders can sign up for electronic delivery at www.eTree.com/Xerox or www.computershare.com/investor. Beneficial owners can sign up for electronic delivery at http://enroll.icsdelivery.com/xrx. These websites, which allow you to choose to receive future proxy materials electronically by email, will provide cost savings relating to printing and postage and reduce the environmental impact of delivering documents to you.

What are the deadlines and requirements for shareholder submission of proposals, director nominations and other business for the 2016 Annual Meeting?

We expect to hold our 2016 Annual Meeting of Shareholders during the second half of May and to issue our Proxy Statement for that meeting during the first half of April. Under SEC proxy rules, if a shareholder wants us to include a proposal in our Proxy Statement and proxy card for the 2016 Annual Meeting of Shareholders, the proposal must be received by us no later than December 8, 2015.

Any shareholder wishing to make a nomination for director or wishing to introduce any business at the 2016 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide the Company advance notice of such nominee or business which must be received by the Company no earlier than November 8, 2015 and no later than December 8, 2015. Any such notice must comply with requirements set forth in our by-laws. Nominations for director must be accompanied by a written consent of the nominee consenting to being named as a nominee and serving as a director if elected. Proposals and other items of business should be directed to Xerox Corporation, P.O. Box 4505, Norwalk, CT 06856-4505, Attention: Corporate Secretary.

How can I contact the Board of Directors?

Under our Corporate Governance Guidelines, interested parties may contact the non-management members of the Board of Directors by contacting the Chairman of the Corporate Governance Committee using the “Contact the Board” link that appears on our Company’s website at www.xerox.com/governance.

What if multiple shareholders have the same address?

Where multiple shareholders reside in the same household, for shareholders who receive paper copies of our proxy materials, we will deliver a single proxy statement and annual report, along with separate proxy cards or separate Notices of Internet Availability to multiple shareholders who reside in the same household unless we have received other instructions. If (i) you and another registered shareholder residing in the same household each receive paper copies of the proxy materials and as a household wish to receive only one paper copy or (ii) you share a household with another registered shareholder, received a single set of proxy materials, and would like to receive separate copies of our Notice, proxy statement or annual report, you may request a change in delivery preferences. For registered shareholders, you may contact our transfer agent at (800-828-6396) or write them at Computershare, P.O. Box 30170, College Station, TX 77842-3170. For beneficial owners, you may call the bank, broker or other nominee where your shares are held in street name or call (800) 542-1061.

How may I get additional copies of the Annual Report and Proxy Statement?

Copies of the 2014 Annual Report and 2015 Proxy Statement have been distributed to shareholders (unless you have received a copy of the Notice or have consented to electronic delivery). Additional paper copies of these documents are available from Xerox Corporation, P.O. Box 4505, Norwalk, CT 06856-4505, Attention: Corporate Secretary. The Annual Report and Proxy Statement are also available on the Company’s website at www.xerox.com/investor or www.edocumentview.com/XRX. The Notice also provides you with instructions on how to request paper copies of the proxy materials. There is no charge to receive the materials by mail. You may request paper copies of the materials until one year after the date of the Annual Meeting.

Is there a list of shareholders entitled to vote at the Annual Meeting?

A list of registered shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting at our offices located at Xerox Corporate Headquarters, 45 Glover Avenue in Norwalk, CT 06850.

PROPOSAL 1 — ELECTION OF DIRECTORS

Shareholders annually elect directors to serve for one year and until their successors have been elected and have been qualified. Based on the director nomination process described below, the nine persons whose biographies appear below have been nominated by the Board of Directors to serve as directors based on the recommendation of the Corporate Governance Committee. All nine nominees bring to us valuable experience from a variety of fields. The biographical information presented regarding each nominee’s specific experience, qualifications, attributes and skills led our Board of Directors to the conclusion that he or she should serve as a director. Each of the nominees has demonstrated business acumen and an ability to exercise independent and sound judgment, as well as an understanding of the Company’s business environment and a commitment of service to the Company and our Board of Directors. We also value their significant experience on other public company boards of directors and board committees.

The Board of Directors has determined that each of the nominees (other than Ursula M. Burns, Chief Executive Officer of the Company) is independent under the NYSE Corporate Governance Rules and the Company’s more stringent independence standards. Although not anticipated, if for any reason, a nominee is unable to serve, the proxies may use their discretion to vote for a substitute nominated by the Board of Directors.

Biographies

The table below summarizes key qualifications, skills and attributes that each of our directors possesses which were most relevant to the decision to nominate him or her to serve on the Board of Directors. The lack of a mark does not mean the director does not possess that qualification or skill or that other qualities were not also considered; rather, a mark indicates a specific area of focus or expertise on which the Board relies most heavily. Each director’s biography below describes his or her qualifications and relevant experience in more detail.

Skills and Qualifications of our Board of Directors

Experience, expertise or attribute	Burns	Harrington	Hunter	Keegan	Prince	Reese	Rusckowski	Tucker	Wilderotter
Services	•	•			•	•	•	•	•
Technology	•	•		•			•	•	•
Leadership	•	•	•	•	•	•	•	•	•
Global Business	•	•	•	•	•	•	•	•	•
Financial	•	•	•	•	•	•	•		•
Public Company	•	•	•	•	•	•	•	•	•
Boards &
Governance
Business	•	•		•	•	•	•	•	•
Operations
Research &	•		•					•
Academic
Diversity	•		•			•		•	•

In addition to the qualifications and skills referenced above, we have provided below the principal occupation and other information about the relevant experience, qualifications, attributes or skills that the Board of Directors has concluded qualify each of the nominees to serve as a director of the Company.

Certain terms used in the biographies may be unfamiliar to you, so we are defining them here.

Xerox securities owned means the Company’s Common Stock, including: Deferred Stock Units (DSUs) issued under the 2004 Equity Compensation Plan for Non-Employee Directors, as amended (2004 Directors Plan) and Common Stock owned through the individual’s ESOP account and other Company equity programs. None of the independent director nominees owns any of the Company’s other securities.

Immediate family means the spouse, the minor children and any relatives sharing the same home as the nominee.

Unless otherwise noted, all Xerox securities held are owned beneficially by the nominee. Beneficial ownership means he or she has or shares voting power and/or investment power with respect to the securities, even though another name (that of a broker, for example) may appear in the Company’s records. All ownership figures are as of February 28, 2015.

Ursula M. Burns
Age: 56     Director since: 2007
Xerox securities owned: 1,235,690 common shares; 3,316 common shares in an ESOP account; an interest in approximately 5,263 common shares through the Xerox Stock Fund under the Xerox 401(k) Savings Plan; 600,000 common shares in trusts for children; immediate family owns 3,458 common shares and an interest in approximately 26,476 common shares through the Xerox Stock Fund under the Xerox 401(k) Savings Plan
Options/Rights: 262,600 common shares
Occupation: Chairman of the Board and Chief Executive Officer, Xerox Corporation
Education: BS, Polytechnic Institute of New York; MS, Columbia University
Other Directorships: American Express Corporation (since 2004); Exxon Mobil Corporation (since 2012)

Other Background: Joined Xerox in 1980 and subsequently advanced through several engineering and management positions. Named Vice President and General Manager, Departmental Business Unit in 1997; Vice President, Worldwide Manufacturing in 1999; Senior Vice President, Corporate Strategic Services in 2000; Senior Vice President, President, Document Systems and Solutions Group in 2001; and Senior Vice President, President, Business Group Operations in 2002. Elected President and Director in April 2007; Chief Executive Officer in July 2009; and Chairman of the Board in May 2010.

As a long-tenured employee of Xerox culminating in her being appointed as CEO and Chairman, Ms. Burns brings to the Board expertise relevant to Xerox, including her expertise in global business and technology; extensive operating and management experience at Xerox, a technology-driven global manufacturing and business services company; and deep understanding of Xerox’s people, history and business that she has acquired in over 30 years of service at Xerox. She also possesses a broad range of experience and skills garnered from the various other leadership positions she has held at Xerox and from her service on other public company boards and committees.

Richard J. Harrington
Age: 68     Director since: 2004
Xerox securities owned: 856 common shares and 119,079 DSUs
Options/Rights: None
Occupation: Chairman and General Partner, The Cue Ball Group; Retired President and Chief Executive Officer, The Thomson Corporation
Education: BA, University of Rhode Island
Other Directorships: Aetna, Inc. (since 2008)

Other Background: After his retirement from The Thomson Corporation, Mr. Harrington served as Chairman of the Thomson Reuters Foundation. Prior to his retirement, he was President and CEO of The Thomson Corporation. He joined Thomson in 1982 and held a number of leadership positions including President and CEO of Thomson Newspapers; President and CEO of Thomson Professional Publishing; President and CEO of Mitchell International and President of Thomson & Thomson. Employed as an auditor for Arthur Young & Co. for six years prior to joining Thomson. Chairman of the Audit Committee of Xerox.

Through his extensive leadership experience at The Thomson Corporation, Mr. Harrington brings to the Board expertise relevant to Xerox, including his broad business experience, extensive knowledge of complex operational matters, executive leadership expertise and financial literacy and expertise. These skills and expertise are the result of his training and work experience in accounting, his long and successful business career, during which he served in several leadership positions culminating in his serving as the CEO of a global provider of electronic information, software and services, and his service on other public company boards and committees.

William Curt Hunter
Age: 67     Director since: 2004
Xerox securities owned: 141,308 DSUs and an indirect interest in approximately 7,881 common shares through the Deferred Compensation Plan for Directors and 50 common shares held by immediate family
Options/Rights: None
Occupation: Dean Emeritus, Tippie College of Business, University of Iowa Education: BA, Hampton University; MBA, Northwestern University; PhD, Northwestern University
Other Directorships: Trustee of Nuveen Investments (since 2003); Wellmark, Inc. (since 2009)

Other Background: Served as Dean of Tippie College of Business at the University of Iowa from 2006 to 2012. From 2003 to 2006, held position of Dean and Distinguished Professor of Finance at the University of Connecticut. During a 15-year career with the Federal Reserve System, held various official positions including Senior Vice President and Director of Research at the Federal Reserve Bank of Chicago and as Associate Economist on the Federal Reserve’s Federal Open Market Committee (1995-2003). From 1988-1995, held appointments as research officer and senior financial economist, and then as vice president at the Federal Reserve Bank of Atlanta. Held faculty positions at the University of Georgia, Atlanta University, Emory University and Northwestern University. Member of the Audit Committee and the Finance Committee of Xerox.

Through his extensive service with the Federal Reserve System, Mr. Hunter brings to the Board expertise relevant to Xerox, including his financial literacy and expertise, accounting skills and competency and overall financial acumen. These skills and expertise are also the result of his education, service in various faculty positions at universities and his service on other public company boards and committees.

Robert J. Keegan
Age: 67     Director since: 2010
Xerox securities owned: 63,558 DSUs
Options/Rights: None
Occupation: Operating Partner, Friedman Fleischer & Lowe; Retired Chairman of the Board, Chief Executive Officer and President, The Goodyear Tire & Rubber Company
Education: BA, LeMoyne College; MBA, University of Rochester
Other Directorships: The Goodyear Tire & Rubber Company (2000-2010)

Other Background: Prior to his retirement, he served as President and Director of The Goodyear Tire & Rubber Company since 2000, and served as its Chief Executive Officer and Chairman of the Board from 2003 to 2010. He joined Goodyear in 2000 and held a number of leadership positions, including Chief Operating Officer. Previously he served as Executive Vice President of Eastman Kodak from 1997 until 2000. He held various marketing, financial and managerial posts at Eastman Kodak Company from 1972 through 2000, except for a two year period beginning in 1995 when he was an Executive Vice President of Avery Dennison Corporation. Chairman of the Compensation Committee and member of the Audit Committee of Xerox.

From his extensive leadership experience of large public companies, including chief executive officer and chairman of the board of The Goodyear Tire & Rubber Company, Mr. Keegan brings to the Board expertise relevant to Xerox, including his broad business experience, executive leadership expertise and extensive knowledge of financial and operational matters. These skills and experience are the result of his long and successful career during which he served in several leadership positions at The Goodyear Tire & Rubber Company and Eastman Kodak Company, culminating in his serving as Chairman and CEO at The Goodyear Tire & Rubber Company, a leading global company.

Charles Prince
Age: 65     Director since: 2008
Xerox securities owned: 10,000 common shares, 88,412 DSUs
Options/Rights: None
Occupation: Retired Chairman and Chief Executive Officer, Citigroup Inc.
Education: BA, MA and JD, University of Southern California; LLM, Georgetown University
Other Directorships: Johnson & Johnson (since 2006)

Other Background: Served as Chief Executive Officer of Citigroup Inc. from 2003 to 2007 and as Chairman from 2006 to 2007. Previously he served as Chairman and Chief Executive Officer of Citigroup’s Global Corporate and Investment Bank from 2002 to 2003, Chief Operating Officer from 2001 to 2002 and Chief Administrative Officer from 2000 to 2001. Mr. Prince began his career as an attorney at U.S. Steel Corporation in 1975 and in 1979 joined Commercial Credit Company (a predecessor company to Citigroup) where he held various management positions until 1995, when he was named Executive Vice President. Member of the Corporate Governance Committee and the Compensation Committee of Xerox.

Having served in several significant leadership positions in his long and successful career culminating in his serving as CEO of a global financial services company, Mr. Prince brings to the Board expertise relevant to Xerox, including a broad mix of business skills and experience, executive leadership expertise, organizational and operational management skills, international experience and knowledge of complex global business, financial and legal matters. These skills and experience are also the result of his education and his service on other public company boards and committees.

Ann N. Reese
Age: 62     Director since: 2003
Xerox securities owned: 6,654 common shares and 128,195 DSUs
Options/Rights: None
Occupation: Executive Director, Center for Adoption Policy
Education: BA, University of Pennsylvania; MBA, New York University Graduate School of Business Other Directorships: Sears Holdings (since 2005); Genesee and Wyoming Inc. (since 2012); The Jones Group Inc. (2003-2011)

Other Background: Co-founded the Center for Adoption Policy in 2001. Principal, Clayton, Dubilier & Rice, 1999 to 2000. Executive Vice President and Chief Financial Officer, ITT Corporation, 1995 to 1998; Treasurer, ITT Corporation, 1992 to 1995; Assistant Treasurer, ITT Corporation, 1987 to 1992. Chairman of the Corporate Governance Committee, member of the Finance Committee and the Compensation Committee of Xerox.

From her broad experiences at ITT, Ms. Reese brings to the Board expertise relevant to Xerox, including her extensive executive experience in corporate finance, financial reporting and strategic planning, as well as her knowledge, perspective and corporate governance expertise. These skills and experience are the result of her long and successful career during which she served in several leadership positions, including chief financial officer and treasurer, and service on other public company boards and committees.

Stephen H. Rusckowski
Age: 57     Director since: 2015
Xerox securities owned: None
Options/Rights: None
Occupation: President and Chief Executive Officer of Quest Diagnostics
Education: BS in Mechanical Engineering, Worcester Polytechnic Institute; Master of Science in Management, Massachusetts Institute of Technology’s Sloan School of Management
Other Directorships: Quest Diagnostics (since 2012); Board of Management of Royal Phillips Electronics (2006-2012); Covidien (2013-2015)

Other Background: President and Chief Executive Officer of Quest Diagnostics since May 2012. Chief Executive Officer of Philips Healthcare from 2006 to 2012 and various positions at Philips Healthcare prior to that since 2001.

From his experience as chief executive officer of multinational services businesses operating in the healthcare industry, Mr. Rusckowski brings to the Board expertise relevant to Xerox, including his extensive executive leadership experience with expertise in strategic planning, company transformation, healthcare and international operations. These skills and expertise are also strengthened by his service on other public company boards and committees.

Sara Martinez Tucker
Age: 59     Director since: 2011
Xerox securities owned: 55,069 DSUs
Options/Rights: None
Occupation: Retired Chief Executive Officer, National Math and Science Initiative; Former Under Secretary of Education in the U.S. Department of Education
Education: Bachelor of Journalism and MBA, University of Texas at Austin; honorary doctorates conferred by Boston College, the University of Maryland University College and the University of Notre Dame
Other Directorships: American Electric Power Co., Inc. (since 2009); Sprint Corporation (since 2013)

Other Background: Retired Chief Executive Officer, National Math and Science Initiative (2013-2015). Former Under Secretary of Education in the U.S. Department of Education (2006 – 2008). Chief executive officer and president of the Hispanic Scholarship Fund from 1997 to 2006. Prior experience as an AT&T executive. Member of the Corporate Governance Committee and the Finance Committee of Xerox.

Through her various leadership positions in government and education, Ms. Tucker brings to the Board expertise relevant to Xerox, including her business experience and executive leadership expertise. These skills and experience are the result of her education, service at the United States Department of Education, leadership positions at the Hispanic Scholarship Fund and her service on other public company boards and committees.

Mary Agnes Wilderotter
Age: 60     Director since: 2006
Xerox securities owned: 100,921 DSUs
Options/Rights: None
Occupation: Executive Chairman and Retired Chief Executive Officer, Frontier Communications Corporation
Education: BA, College of the Holy Cross
Other Directorships: Frontier Communications Corporation (since 2004; Chairman since 2006); The Procter & Gamble Company (since 2009); Juno Therapeutics, Inc. (since 2014)

Other Background: Served as Chief Executive Officer of Frontier Communications Corporation from 2006 to April 2015. Joined Frontier Communications Corporation (formerly Citizens Communications) in 2004 as President and Chief Executive Officer, named Chairman and Chief Executive Officer in 2006. Senior Vice President of Worldwide Public Sector, Microsoft, 2002-2004. President and Chief Executive Officer, Wink Communications, Inc., 1996-2002. Executive Vice President, National Operations, AT&T Wireless Services, Inc. and Chief Executive Officer of AT&T’s Aviation Communications Division 1995-1996. Senior Vice President, McCaw Cellular Communications Inc., 1990-1995. Chairman of the Finance Committee and member of the Corporate Governance Committee of Xerox.

As Executive Chairman and former Chief Executive Officer of Frontier Communications Corporation, Mrs. Wilderotter brings to the Board expertise relevant to Xerox, including her broad business skills and experience and executive leadership expertise. These skills and experience are the result of her long and successful career in the cable and communications and information technology industries, during which she served in several leadership positions culminating in her currently serving as Chairman and CEO of a telecommunications and media company, and her extensive service on other public company boards and committees.

The Board of Directors recommends a vote

FOR

the election of the nine (9) Directors nominated by the Board of Directors

CORPORATE GOVERNANCE

Xerox is committed to the highest standards of business integrity and corporate governance. All of our directors, executives and employees must act ethically. In addition, our directors must act in accordance with our Code of Business Conduct and Ethics for Members of the Board of Directors; our principal executive officer, principal financial officer and principal accounting officer, among others, must act in accordance with our Finance Code of Conduct; and all of our executives and employees must act in accordance with our Code of Business Conduct. Each of these codes of conduct, as well as our Corporate Governance Guidelines and the charters of our Audit, Compensation, Corporate Governance and Finance Committees can be accessed through our website at www.xerox.com/governance. They are also available to any shareholder who requests them in writing addressed to Xerox Corporation, 45 Glover Avenue, P.O. Box 4505, Norwalk, CT 06856-4505, Attention: Corporate Secretary. We will disclose any future amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics for members of the Board of Directors and, our Code of Business Conduct and our Finance Code of Conduct for our officers on our website as promptly as practicable, as may be required under applicable SEC and NYSE rules. The Corporate Governance Committee of the Board periodically reviews and reassesses the adequacy of our overall corporate governance, Corporate Governance Guidelines and committee charters.

Director Nomination Process

The Corporate Governance Committee considers candidates for Board membership recommended by Board members, management, shareholders and others (see below). The Corporate Governance Guidelines require that a substantial majority of the Board consist of independent directors and that management representation on the Board should be limited to senior Company management. There are no specific minimum qualifications that the Corporate Governance Committee believes must be met by prospective candidates; however, the Corporate Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include, among other things, the candidate’s broad perspective, integrity, independence of judgment, experience, expertise, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time and effort to Board responsibilities. The Corporate Governance Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

Our Corporate Governance Guidelines dictate that diversity should be considered by the Corporate Governance Committee in the director identification and nomination process. This means that the Corporate Governance Committee seeks nominees who bring a variety of business backgrounds, experiences and perspectives to the Board. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a broad diversity of experience, professions, skills, geographic representations, knowledge and abilities that will allow the Board to fulfil its responsibilities. Shareholders who wish to recommend individuals for consideration by the Corporate Governance Committee may do so by submitting a written recommendation to the Secretary of the Company at Xerox Corporation, 45 Glover Avenue, P.O. Box 4505, Norwalk, CT 06856-4505. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment and current board memberships (if any), for the Corporate Governance Committee to consider. The submission must be accompanied by the written consent of the nominee to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received no earlier than November 8, 2015 and no later than December 8, 2015, will be considered for nomination at the 2016 Annual Meeting of Shareholders.

Board Leadership Structure

We believe that the most effective board structure is one that emphasizes Board independence and ensures that the Board’s deliberations are not dominated by management while also ensuring that the Board and senior management act with a common purpose and in the best interest of the Company. We believe this balance is achieved through the appointment of our CEO as Chairman of the Board and the appointment of a lead independent director.

Accordingly, our CEO serves as Chairman of the Board of Directors and Ann N. Reese serves as lead independent director. Our lead independent director’s responsibilities include: presiding at executive sessions of the independent directors; calling special meetings of the independent directors, as needed; addressing individual Board member performance matters, as needed; and serving as liaison on Board-wide issues between the independent directors and the CEO, as needed. Under our Corporate Governance Guidelines, each regularly scheduled Board meeting must include an executive session of all directors and the CEO and a separate executive session attended only by the independent directors. Our Board is 89 percent comprised of directors who qualify as independent directors and each of our standing Board committees is comprised solely of independent directors, including our Corporate Governance Committee, which establishes our corporate governance policy and monitors the effectiveness of policy at the Board level. The lead independent director is instrumental in working with the Chairman and CEO and other Board members to provide effective, independent oversight of the Company’s management and affairs. You can find more information on the lead independent director in the Corporate Governance Guidelines posted on the Company’s website at www.xerox.com/governance.

Risk Oversight

Our Board of Directors oversees our Enterprise Risk Management (ERM) process which is designed to strengthen our risk-management capability and to assess, monitor and manage all categories of business risk, including strategic, operational, compliance and financial reporting. The Company’s Chief Financial Officer is responsible for the Company’s ERM function through the Enterprise Risk Steering Committee which includes the direct reports to the CEO as well as our Chief Information Officer, our Vice President, Financial Planning and Analysis and our Chief Audit Executive. The Enterprise Risk Steering Committee inspects risk mitigation plans and progress, identifies and addresses emerging risks, and shares mitigation best practices across the Company. Additionally, to ensure that ERM is integrated with our business management, the Company’s Management Committee, the Business Ethics and Compliance Board and various Internal Control committees monitor risk exposure and the effectiveness of how we manage these risks.

While the Board of Directors has ultimate oversight responsibility for the risk management process, various committees of the Board have been delegated responsibility for certain aspects of risk management. The Audit Committee focuses on financial risk, including risks associated with internal controls, audit, financial reporting and disclosure matters. At least quarterly, the Audit Committee discusses with management and our internal and external auditors these exposures, our policies with respect to risk assessment and risk management and the steps management has taken to monitor and control these exposures. In addition, the Compensation Committee seeks to incent employees in a manner that discourages unnecessary or inappropriate risk-taking, while encouraging a level of risk-taking behavior consistent with the Company’s business strategy.

Director Independence

A director is not considered independent unless the Board determines that he or she has no material relationship with the Company. The Board has adopted categorical standards to assist in both its determination and the Corporate Governance Committee’s recommendation as to each director’s independence. Under these categorical standards, a director will be presumed not to have a material relationship with the Company if:

(1)	he or she satisfies the bright-line independence and other applicable requirements under the listing standards of the NYSE and all other applicable laws, rules and regulations regarding director independence, in each case from time to time in effect;

(2)	he or she is not a current employee (and none of his or her “immediate family members” is employed as an “executive officer,” each as defined by the NYSE Corporate Governance Rules) of a company that has made payments to, or received payments from, the Company or any of its consolidated subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or one percent of such other company’s consolidated gross revenues; and

(3)	in the event that he or she serves as an executive officer or director of a charitable organization, the Company and its consolidated subsidiaries donated less than five percent of that organization’s charitable receipts (provided that if within the preceding three years the Company and its consolidated subsidiaries donated annual aggregate contributions in excess of $1 million or two percent of the annual consolidated gross revenue of the charitable organization, such contributions must be disclosed in the Company’s Proxy Statement).

Our Board has determined that all of the nominees for election as directors are independent under the NYSE Corporate Governance Rules and our Corporate Governance Guidelines, with the exception of Ursula M. Burns, our Chairman of the Board and Chief Executive Officer.

In addition, the Corporate Governance Committee reviews relationships involving members of the Board, their immediate family members and affiliates, and transactions in which members of the Board, their immediate family members and their affiliates have a direct or indirect interest in which the Company is a participant to determine whether such relationship or transaction is material and could impair a director’s independence. In making independence determinations, the Board considers all relevant facts and circumstances from the point of view of both the director and the persons or organizations with which the director has relationships. See “Certain Relationships and Related Person Transactions.”

As a result of the aforementioned review, 89% of our nominees for election as directors are deemed to be independent.

Certain Relationships and Related Person Transactions

Related Person Transactions Policy

The Board has adopted a policy addressing the Company’s procedures with respect to the review, approval and ratification of “related person transactions” that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. The policy provides that any transaction, arrangement or relationship, or series of similar transactions, in which the Company will participate or has participated and a “related person” (as defined in Item 404(a) of Regulation S-K) has or will have a direct or indirect material interest, and which exceeds $120,000 in the aggregate, is subject to review (each such transaction, a “Related Person Transaction”). In its review of Related Person Transactions, the Corporate Governance Committee reviews the material facts and circumstances of the transaction and takes into account certain factors, where appropriate, based on the particular facts and circumstances, including: (i) the nature of the “related person’s” interest in the transaction; (ii) the significance of the transaction to the Company and to the “related person”; and (iii) whether the transaction is likely to impair the judgment of the “related person” to act in the best interest of the Company.

No member of the Corporate Governance Committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a “related person.”

Certain Employment Arrangements

We actively recruit qualified candidates for our employment needs. Relatives of our executive officers and other employees are eligible for hire. In 2014, we had 5 non-executive employees who were employed by Xerox or one of its subsidiaries who received more than $120,000 in annual compensation (salary, incentive cash awards, equity awards and commissions) and are related to our current executive officers, including executive officers who are also directors. These are routine employment arrangements entered into in the ordinary course of business with compensation commensurate with that of their peers. The terms of their employment are consistent with the Company’s human resources policies. Bill Blodgett, sibling of Lynn Blodgett, our former Executive Vice President and former President, Xerox Business Services, LLC (Xerox Services), who retired as of December 31, 2014, earned $833,211 in compensation during 2014. Bill Blodgett is a Group Executive, Account Management at Xerox Services and has been with Xerox Services for 25 years. Andrew Jenkins, Lynn Blodgett’s son-in-law, earned $826,686 in compensation during 2014. Andrew Jenkins is a Vice President of Sales at Xerox Services and has been with Xerox Services for 17 years. Kimberly Finley, spouse of Joseph H. Mancini Jr., our Chief Accounting Officer, earned $495,613 in compensation during 2014. Ms. Finley is Director, Tax Accounting at Xerox and has been with Xerox for 23 years. The remaining 2 employees each received between $120,000 and $193,000 in compensation during 2014.

In addition, Thomas Blodgett, sibling of Lynn Blodgett, is Chief Operating Officer of Latin America, Xerox Services and an officer of Xerox. Thomas Blodgett earned $2,588,565 in compensation during 2014 and has been with Xerox Services for 16 years. Ursula Burns, our Chief Executive Officer, makes compensation decisions involving Thomas Blodgett.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Committee Functions, Membership and Meetings

Our Board of Directors has four standing committees: Audit, Compensation, Corporate Governance and Finance. Set forth below is a list of the committees of our Board, a summary of the responsibilities of each committee, the number of committee meetings held during 2014 for each committee and a list of the members of each committee.

Audit Committee (12 meetings)

A copy of the charter of the Audit Committee is posted on the Company’s website at www.xerox.com/governance.

The responsibilities of the Audit Committee include:

●	oversee the integrity of the Company’s financial statements;
●	oversee the Company’s compliance with legal and regulatory requirements;
●	oversee the Company’s risk assessment policies and practices, including the Enterprise Risk Management process;
●	assess independent auditors’ qualifications and independence;
●	assess performance of the Company’s independent auditors and the internal audit function;
●	review the Company’s audited financial statements, including the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board their inclusion in the Company’s Annual Report on Form 10-K; and
●	review and approve the Company’s code of business conduct and ethics.

The Audit Committee is also responsible for the preparation of the Audit Committee Report that is included in this Proxy Statement beginning on page 70.

Members: Richard J. Harrington; William Curt Hunter; and Robert J. Keegan

Chairman: Mr. Harrington

The Board has determined that all of the members of the Audit Committee are (1) independent under the Company’s Corporate Governance Guidelines and under the applicable SEC and NYSE Corporate Governance Rules and (2) “audit committee financial experts,” as defined in the applicable SEC rules, and are financially literate. Designation or identification of a person as an audit committee financial expert does not impose any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and the Board in the absence of such designation or identification. Robert A. McDonald, who served on the Audit Committee until his resignation from our Board effective July 29, 2014, satisfied the foregoing independence standards during his time as a member of the Audit Committee.

Compensation Committee (4 meetings)

A copy of the charter of the Compensation Committee is posted on the Company’s website at www.xerox.com/governance.

The responsibilities of the Compensation Committee include:

●	oversee development and administration of the Company’s executive compensation plans;
●	set the compensation of the CEO and other executive officers;
●	review and approve the performance goals and objectives with respect to the compensation of the CEO and other executive officers;
●	oversee the evaluation of the CEO and other executive officers;
●	have sole authority to retain and terminate the consulting firms engaged to assist the Committee in the evaluation of the compensation of the CEO and other executive officers;
●	be directly responsible for oversight of the work of the compensation consultants, including determination of compensation to be paid to any such consultant by the Company;
●	conduct an independence assessment of any compensation consultants, including consideration of the six independence factors required under SEC rules and NYSE listing standards; and
●	review and approve employment, severance, change-in-control, termination and retirement arrangements for executive officers.

The Compensation Committee is also responsible for reviewing and discussing the Compensation Discussion and Analysis (CD&A) with management, and has recommended to the Board that the CD&A be included in the Company’s Proxy Statement (beginning on page 25) and incorporated by reference in the Company’s 2014 Annual Report on Form 10-K. The CD&A discusses the material aspects of the Company’s compensation objectives, policies and practices. The Compensation Committee’s report appears on page 49 of this Proxy Statement.

The Compensation Committee has not delegated its authority for compensation for executive officers. The Compensation Committee has, however, delegated authority under the Company’s equity plan to the CEO to grant equity awards to employees who are not executive officers. The CEO is also responsible for setting the compensation of, reviewing performance goals and objectives for, and evaluating officers who are not executive officers.

Executive officer compensation decisions are made by the Compensation Committee after discussing recommendations with the CEO and the Senior Vice President of Human Resources. The Chief Financial Officer confirms the Company’s financial results used by the Compensation Committee to make compensation decisions. The Chief Financial Officer attends Compensation Committee meetings to discuss financial targets and results for the Annual Performance Incentive Plan and the Executive Long-Term Incentive Program as described in the CD&A. The Compensation Committee meets in executive session to review and approve compensation actions for the CEO.

The Compensation Committee has retained Frederic W. Cook & Co., Inc. as an independent consultant to the Compensation Committee. Frederic W. Cook & Co., Inc. provides no services to management and provides an annual letter to the Compensation Committee regarding its independence, which the Compensation Committee reviews and determines whether there is any conflict of interest. Based on its review for 2014, the Compensation Committee determined that Frederic W. Cook & Co. Inc.’s work has not raised any conflict of interest and that such firm is independent. The consultant’s responsibilities are discussed on page 30 of this Proxy Statement.

Members: Robert J. Keegan; Charles Prince; and Ann Reese.

Chairman: Mr. Keegan

The Board has determined that all of the members of the Compensation Committee are independent under the Company’s Corporate Governance Guidelines and NYSE Corporate Governance Rules. In addition, each Committee member is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and is an “outside director” as defined in section 162(m) of the Internal Revenue Code. Glenn A. Britt, who served as Chairman of the Compensation Committee until his death on June 11, 2014, and Robert A. McDonald, who served on the Committee until his resignation from our Board effective July 29, 2014, each satisfied the foregoing independence standards during his time as a member of the Committee.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Board or Compensation Committee.

Corporate Governance Committee (5 meetings)

A copy of the charter of the Corporate Governance Committee is posted on the Company’s website at www.xerox.com/governance.

The responsibilities of the Corporate Governance Committee include:

●	identify and recommend to the Board individuals to serve as directors of the Company and on Board committees;
●	advise the Board regarding Board composition, procedures and committees;
●	develop, recommend to the Board and annually review the corporate governance principles applicable to the Company;
●	review significant environmental and corporate social responsibility matters;
●	administer the Company’s Related Person Transactions Policy;
●	evaluate and recommend director compensation to the Board; and
●	oversee the annual Board and committee evaluation processes.

The Corporate Governance Committee recommends to the Board nominees for election as directors of the Company and considers the performance of incumbent directors in determining whether to recommend their nomination.

Members: Charles Prince; Ann N. Reese; Sara Martinez Tucker; and Mary Agnes Wilderotter.

Chairman: Ms. Reese

The Board has determined that all of the members of the Corporate Governance Committee are independent under the Company’s Corporate Governance Guidelines and the NYSE Corporate Governance Rules. William Curt Hunter, who served on the Corporate Governance Committee until May 20, 2014, satisfied the foregoing independence standards during his time as a member of the Corporate Governance Committee.

Finance Committee (3 meetings)

A copy of the charter of the Finance Committee is posted on the Company’s website at www.xerox.com/governance.

The responsibilities of the Finance Committee are:

●	review the Company’s cash position, capital structure and strategies, financing strategies, insurance coverage and dividend policy;
●	review the adequacy of funding of the Company’s funded retirement plans and welfare benefit plans in terms of the Company’s purposes; and
●	review the Company’s policy on derivatives and annually determine whether the Company and its subsidiaries shall enter into swap and security-based swap transactions that are not cleared with a Commodity Exchange Act registered clearing organization.

Members: William Curt Hunter; Ann N. Reese; Sara Martinez Tucker; and Mary Agnes Wilderotter.

Chairman: Mrs. Wilderotter

The Board has determined that all of the members of the Finance Committee are independent under the Company’s Corporate Governance Guidelines and the NYSE Corporate Governance Rules. Charles Prince, who served on the Finance Committee until May 20, 2014, satisfied the foregoing independence standards during his time as a member of the Finance Committee.

Attendance and Compensation of Directors

Attendance: 7 meetings of the Board of Directors and 24 meetings of the Board committees were held in 2014. All incumbent directors attended at least 75 percent of the total number of meetings of the Board, and Board committees on which they served, except Robert McDonald who had attended 71 percent at the time of his July 2014 resignation from the Board. The Company’s policy generally is for all members of the Board to attend the Annual Meeting of Shareholders. All nominees who served as directors last year attended the 2014 Annual Meeting of Shareholders. We believe that attendance at meetings is only one means by which directors may contribute to the effective management of the Company and that the contributions of all directors have been substantial and are highly valued.

Summary of Annual Director Compensation

Compensation for our directors is determined by the Corporate Governance Committee and approved by the full Board. Directors who are our employees receive no additional compensation for serving as a director. Accordingly, Ms. Burns did not receive any additional compensation for her service on the Board during 2014.

During 2014, the Corporate Governance Committee engaged Buck Consultants, LLC, a subsidiary of Xerox Services, to provide benchmark compensation data. Upon review of this data, the Corporate Governance Committee recommended that the Board increase director compensation and, as a result, the Board amended the director compensation plan effective July 1, 2014. Beginning July 1, 2014, the annual cash retainer for directors is $80,000; the value of the annual equity retainer for directors is $130,000; the chairman of the Audit Committee receives an additional $20,000; Audit Committee members each receive an additional $10,000; the chairman of the Compensation Committee receives an additional $15,000; Compensation Committee members each receive an additional $7,500; the chairmen of the Corporate Governance and Finance Committees each receive an additional $10,000; and the Lead Independent Director receives an additional $25,000. Directors do not have an option to receive additional equity in lieu of cash. Directors also receive reimbursement for out-of-pocket expenses incurred in connection with their service on the Board.

Prior to July 1, 2014, the annual cash retainer for directors was $65,000; the value of the annual equity retainer for directors was $130,000; the chairman of the Audit Committee received an additional $20,000; Audit Committee members each received an additional $10,000; the chairman of the Compensation Committee received an additional $15,000; Compensation Committee members each received an additional $5,000; the chairmen of the Corporate Governance and Finance Committees each received an additional $10,000; and the Lead Independent Director received an additional $15,000.

Each non-employee director is required to establish a meaningful equity ownership interest in the Company and is prohibited from using any strategies or products to hedge against the potential changes in the value of Xerox stock. This equity ownership interest is achieved by paying the director’s annual equity retainer in DSUs. By serving on the Board of Directors for a period of approximately one and a half years, a director would hold DSUs equivalent in value (as of date of grant) to at least three times a director’s current annual cash retainer. All of our independent directors (except for Stephen H. Rusckowski, who was appointed to the Board in February, 2015) currently hold DSUs in excess of this amount. The longer a director serves on the Board and is paid an equity retainer in the form of DSUs, the larger his/her equity ownership interest in the Company becomes because, by their terms, all DSUs are required to be held by directors until the earlier of one year after the termination date of Board service or the date of death.

DSUs are a bookkeeping entry that represent the right to receive one share of the Company’s Common Stock at a future date. DSUs include the right to receive dividend equivalents, which are credited in the form of additional DSUs, at the same time and in approximately the same amounts that the holder of an equivalent number of shares of Common Stock would be entitled to receive in dividends. The DSUs are issued under the

2004 Directors Plan, which was approved by Xerox shareholders at the 2004 Annual Meeting of Shareholders and amended and restated, with shareholder approval, in 2013. Individually, the compensation for each non-employee director during fiscal year 2014 was as follows:

Name of Director(1)	Fees earned or paid in cash ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Glenn A. Britt	47,500	65,000	-	-	-	-	112,500
Richard J. Harrington	92,500	130,000	-	-	-	-	222,500
William Curt Hunter	82,500	130,000	-	-	-	-	212,500
Robert J. Keegan	92,500	130,000	-	-	-	-	222,500
Robert A. McDonald	88,750	75,833	-	-	-	-	164,583
Charles Prince	76,250	130,000	-	-	-	-	206,250
Ann N. Reese	95,000	130,000	-	-	-	-	225,000
Sara Martinez Tucker	72,500	130,000	-	-	-	-	202,500
Mary Agnes Wilderotter	82,500	130,000	-	-	-	-	212,500
____________________

(1)	Mr. Britt served on the Board until his death on June 11, 2014, and Mr. McDonald served on the Board until his resignation effective July 29, 2014. Mr. Rusckowski was appointed to the Board effective February 19, 2015 and his compensation is, therefore, not included in this table.
(2)	The cash value of compensation awarded in the form of DSUs is reflected in this column. The amount presented in this column reflects the aggregate grant date fair value of the DSUs awarded during 2014 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718, Compensation – Stock Compensation.
The total number and value of all DSUs (including dividend equivalents) as of the end of 2014 (based on the year-end closing market price of our Common Stock of $13.86) held by each director is as follows: Mr. Harrington, 113,787 ($1,577,088); Mr. Hunter, 135,917 ($1,883,810); Mr. Keegan, 58,514 ($811,004); Mr. Prince, 83,257 ($1,153,942); Ms. Reese, 122,863 ($1,702,881); Ms. Tucker, 50,062 ($693,859); and Mrs. Wilderotter, 95,710 ($1,326,541).
For Mr. Britt and Mr. McDonald, once they were no longer members of the Board, any outstanding DSUs were converted to common stock and distributed in accordance with the plan.
(3)	In accordance with applicable SEC rules, dividend equivalents paid in 2014 on DSUs are not included in “All Other Compensation” because those amounts were factored into the grant date fair values of the DSUs.

For information on compensation for Ursula M. Burns, our director who is also the Chief Executive Officer of Xerox, see the executive compensation tables beginning on page 50.

SECURITIES OWNERSHIP

Ownership of Company Securities

We are not aware of any person who, or group which, owns beneficially more than 5% of any class of the Company’s equity securities as of December 31, 2014, except as set forth below(1).

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Common Stock	BlackRock, Inc.	72,850,594 (2)	6.4%
	40 East 52nd Street
	New York, NY 10022
Common Stock	The Vanguard Group, Inc.	70,691,475 (3)	6.2%
	1041 W Valley Rd
	Malvern, PA 19355
Common Stock	State Street Corporation, as Trustee under	67,795,800 (4)	5.9%
	other plans and accounts
	State Street Financial Center
	One Lincoln Street
	Boston, MA 02111
Common Stock	Darwin Deason	64,490,614 (5)	5.7%
	8181 Douglas Avenue, 10th Floor
	Dallas, TX 75225
____________________

(1)	The words “group” and “beneficial” are as defined in regulations issued by the SEC. Beneficial ownership under such definition means possession of sole voting power, shared voting power, sole dispositive power or shared dispositive power. The information provided in this table is based solely upon the information contained in the most recent Schedule 13G or Schedule 13G/A filed by the named entity with the SEC (other than the information provided regarding the holdings of State Street Corporation acting as ESOP Trustee under the Xerox ESOP). BlackRock, Inc. is a registered investment adviser under the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”), and has subsidiaries that are also investment advisers under the Investment Advisers Act with beneficial ownership of the reported shares.
(2)	BlackRock, Inc. and its subsidiary companies have sole voting power for 61,374,410 shares and sole dispositive power for 72,850,594 shares, and have no shared voting power or shared dispositive power for any of the shares.
(3)	The Vanguard Group, Inc. and its subsidiary companies have sole voting power for 1,883,834 shares, sole dispositive power for 68,938,913 shares, shared dispositive power for 1,752,562 shares and have no shared voting power for any of the shares.
(4)	Within the total shares reported, as to certain of the shares, State Street Corporation has shared voting power and shared dispositive power for 67,795,800 shares, and has no sole voting power or sole dispositive power for any of the shares. As of December 31, 2014, State Street Corporation held 10,346,709 of the total reported shares as ESOP Trustee under the Xerox ESOP. Each ESOP participant may direct the ESOP Trustee as to the manner in which shares allocated to his or her ESOP account shall be voted. The ESOP Trust Agreement provides that the ESOP Trustee shall vote any shares allocated to participants’ ESOP accounts as to which it has not received voting instructions in the same proportions as shares in participants’ ESOP accounts as to which voting instructions are received. The power to dispose of shares is governed by the terms of the ESOP Plan and elections made by ESOP participants.
(5)	Based solely on the Schedule 13G filed on February 14, 2013, Darwin Deason has sole voting power and sole dispositive power for 64,490,614 shares, and has no shared dispositive or shared voting power for any of the shares. The percent of class is based on 1,124,354,150 shares of the Company’s total common stock outstanding on December 31, 2014.

Shares of Common Stock of the Company owned beneficially by its directors and nominees for director, each of the current executive officers named in the Summary Compensation Table and all directors and current executive officers as a group, as of February 28, 2015, were as follows:

Name of Beneficial Owner	Amount Beneficially Owned	Total Stock Interest
Ursula M. Burns	1,842,465	2,136,804
James A. Firestone	519,377	604,087
Richard J. Harrington	856	119,935
William Curt Hunter	50	149,239
Jeffrey Jacobson	61,882	117,168
Robert J. Keegan	0	63,558
Kathryn A. Mikells	0	129,871
Charles Prince	10,000	98,412
Ann N. Reese	6,654	134,849
Stephen H. Rusckowski*	0	0
Sara Martinez Tucker	0	55,069
Mary Agnes Wilderotter	0	100,921
Robert K. Zapfel	40,000	127,413
All directors and executive officers as a group (17)	2,995,607	4,465,805
____________________

*	Mr. Rusckowski was appointed to the Board effective February 19, 2015.

Percent Owned by Directors and Executive Officers: Each director and executive officer beneficially own less than 1% of the aggregate number of shares of Common Stock outstanding at February 28, 2015. The amount beneficially owned by all directors and executive officers as a group also amounted to less than 1%.

Amount Beneficially Owned: The numbers shown are the shares of Common Stock considered beneficially owned by the directors and executive officers in accordance with SEC rules. Shares of Common Stock which executive officers and directors had a right, within 60 days of February 28, 2015, to acquire upon the exercise of options or rights or upon vesting of performance shares, DSUs or restricted stock units are included. Shares held in a grantor retained annuity trust or by family members, shares held in the ESOP accounts and vested shares, the receipt of which have been deferred under one or more equity compensation programs, are also included. All these are counted as outstanding for purposes of computing the percentage of Common Stock outstanding and beneficially owned.

Total Stock Interest: The numbers shown include the amount shown in the Amount Beneficially Owned column plus options held by directors and executive officers not exercisable within 60 days of February 28, 2015 and DSUs, performance shares and restricted stock units not subject to vesting within 60 days of February 28, 2015. The numbers also include the interests of executive officers and directors in the Xerox Stock Fund under the Xerox Corporation Savings Plan and the Deferred Compensation Plans.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires the Company’s directors, executive officers and persons who own more than ten percent of the Common Stock of the Company, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Directors, executive officers and greater than ten percent shareholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required to be filed with the SEC, the Company believes that all reports for the Company’s directors and executive officers that were required to be filed under Section 16 of the Securities Exchange Act of 1934 during the fiscal year ended December 31, 2014 were timely filed, except for Joseph H. Mancini, Jr. and Leslie Varon who each had one late filing.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

2014 Financial Performance

In 2014 we focused on evolving our Services portfolio to enable increased revenue growth and margin expansion, maintaining our market leadership in Document Technology, improving our cost infrastructure and delivering strong cash flow. Highlights of our 2014 financial performance include:

●	Total revenue of $19.5 billion declined 2 percent from 2013. Revenues in our Services segment grew by 1 percent reflecting growth in both of our Services offerings. This growth rate was below the prior year growth rate of 2% and our longer term expectations of mid-to-high single digit growth; however, we did deliver improvements in revenue growth and profit margin through the year. Document Technology segment revenues declined 6 percent reflecting weakness in developing markets, timing of new product introductions, lower financing revenues, price declines and continued migration of customers to Xerox managed print services, which is included in our Services segment. These declines were partially offset by the benefits from refreshes across our product portfolio and improving high-end product revenues.
●	Adjusted earnings per share (EPS) from continuing operations was $1.07, an increase from 2013 adjusted EPS of $1.04. The increase reflects a higher overall operating margin driven by an expansion in Document Technology margin, which was partially offset by a lower margin in Services. The overall increase in operating margin was negatively impacted by an increase in Other net expenses, including lower gains on asset sales, higher restructuring charges and higher litigation reserves. The increase in EPS was also positively impacted by a lower average share count resulting from share repurchases. See Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-K for the fiscal year ended December 31, 2014 for a reconciliation of our adjusted EPS to our GAAP EPS.
●	Operating cash flow was $2.1 billion. Our cash generation enabled us to continue to provide a strong return to shareholders through our share repurchase program and dividends.

Named Executive Officers

Our executive compensation program plays an important role in attracting, retaining and rewarding individuals with the ability, drive and vision to lead our business, support our long-term success and deliver shareholder value. The executives whose compensation is discussed in this Compensation Discussion and Analysis (referred to as the “named executive officers”) are the CEO, the CFO and our three most highly compensated executive officers, other than the CEO and CFO, plus two additional officers who were in executive officer roles for part of the year and would have been considered named executive officers had they remained in their roles at the end of the year. The named executive officers for fiscal year 2014 are:

Ursula M. Burns	Chairman and Chief Executive Officer
Kathryn A. Mikells	Executive Vice President and Chief Financial Officer
Robert K. Zapfel	Executive Vice President; President, Xerox Services
Jeffrey Jacobson	Executive Vice President; President, Xerox Technology
James A. Firestone	Executive Vice President; President, Corporate Strategy and Asia Operations
Lynn R. Blodgett	Executive Vice President; former President, Xerox Services
Armando Zagalo de Lima	Executive Vice President; former President, Xerox Technology

Mr. Blodgett served as an executive officer during the first quarter of 2014 until he announced his intention to retire from Xerox at year-end and stepped down from his position as President, Xerox Services on April 1, 2014. Mr. Zapfel was hired as President, Xerox Services and appointed Executive Vice President by the Board, both effective April 1, 2014. Mr. Blodgett continued to serve as an officer of the Company, but in a non-executive officer capacity to provide support to Mr. Zapfel, until Mr. Blodgett’s retirement from Xerox on December 31, 2014.

Mr. Zagalo de Lima served as an executive officer through the second quarter of 2014 until he announced his intention to retire on or before December 31, 2015 and stepped down from his position as President, Xerox Technology, effective July 1, 2014. Mr. Jacobson was promoted to President, Xerox Technology and appointed Executive Vice President by the Board, both effective July 1, 2014. Mr. Zagalo de Lima continued to serve as an officer of the Company, but in a non-executive officer capacity, to provide transitional support to Mr. Jacobson for the remainder of 2014 and will continue to serve as a non-executive officer until his retirement in 2015. For information on Mr. Zagalo de Lima’s retirement arrangement, see Named Executive Officers with Unique Compensation Arrangements.

Linking Pay to Performance

We structure our compensation to attract and retain first-class executive talent, reward past performance and motivate future performance. Our executive compensation program is designed to pay for performance, for the creation of long-term shareholder value, and to align executive compensation with our business strategy. Accordingly, we reward named executive officers when the Company achieves short- and long-term performance objectives and scale down compensation when the Company does not achieve those objectives.

Named executive officer compensation for 2014 was consistent with our compensation philosophy and with our performance. Generally, two-thirds or more of pay for our named executive officers is performance-based, which means it is at risk and varies from year to year. In 2014, 90% of Ms. Burns’ target compensation, and approximately 80%, on average, of target compensation for each of the other named executive officers, was performance-based. (These percentages exclude the January 1, 2014 long-term incentive awards which were deemed by our Compensation Committee to be part of 2013 pay for the reasons discussed in the next section.) By making performance a substantial element of executive compensation, we link our executives’ interests to the interests of our shareholders.

Summary of 2014 Compensation Actions

The primary elements of our executive compensation program for the named executive officers are:

●	base salary
●	short-term incentives
●	long-term incentives
●	pension and savings plans
●	perquisites and personal benefits
●	change-in-control benefits

The Compensation Committee made several decisions regarding the compensation of named executive officers in 2014 as summarized below.

Base Salaries

Mr. Jacobson received salary increases when he was promoted to Chief Operating Officer, Xerox Technology, effective January 1, 2014 and when he was promoted to Executive Vice President and President, Xerox Technology by the Board of Directors, effective July 1, 2014. He is the only named executive officer to receive a base salary increase in 2014. Mr. Jacobson’s increases in base salary are commensurate with his promotions, increased scope of responsibility in leading the Xerox Technology business and with internal and peer group compensation.

For further information on base salaries, see 2014 Compensation for the Named Executive Officers—Base Salary.

Short-Term Incentives

The 2014 performance measures for our Annual Performance Incentive Program (or APIP) were the same as 2013 (adjusted EPS, constant currency revenue growth and operating cash flow). However, the weightings for these measures changed from prior years with a stronger focus on EPS (50%) and revenue growth (30%), while operating cash flow, still an important measure, was reduced (20%). EPS is given greater weighting to emphasize profitable revenue growth and our belief that increases in EPS will lead to greater long-term shareholder value. Performance for 2014 with respect to constant currency revenue growth was below threshold, adjusted EPS was at target, and operating cash flow exceeded maximum. Management recommended to the Compensation Committee a payout factor that reflected Company performance results for all three measures.

Mr. Jacobson’s annual short-term incentive target award opportunity was increased, commensurate with his promotions, increased scope of responsibility in leading the Xerox Technology business and with internal and peer group compensation.

For more information on short-term incentives, see 2014 Compensation for the Named Executive Officers—Short-Term Incentives.

Long-Term Incentives

Although the grant date for long-term incentive awards in recent years had historically been July 1, the grant date for the 2013 Executive Long-Term Incentive Program (or E-LTIP) awards was deferred to January 1, 2014. This action was one of several measures the Company implemented to reduce costs and expenses in 2013. Despite the deferred grant date, performance conditions (including targets) were approved in February 2013, the performance period for this award is 2013 through 2015, while the service period is 2014 through 2016 (three years from the grant date). Earned shares will vest on January 1, 2017. The Compensation Committee considers these awards to be 2013 compensation. The performance measures and weightings for these awards are adjusted EPS (40%), adjusted operating cash flow (40%) and revenue growth (20%).

The Compensation Committee approved performance share awards for 2014 with a grant date of July 1, 2014, consistent with historical practice, as noted above. The 2014 performance measures were the same as the 2013 E-LTIP, but consistent with the changes made under the APIP, the weightings for these measures changed from prior years. The performance measures and weightings for the July 1, 2014 awards are adjusted EPS (50%), revenue growth (30%) and adjusted operating cash flow (20%). The grant date values of the awards for Ms. Burns, Mr. Firestone, Mr. Blodgett and Mr. Zagalo de Lima remained the same as the prior year’s grant date values. The grant date value of the award for Ms. Mikells was increased based on her strong performance and a review of peer group compensation data. The grant date value of the award for Mr. Jacobson was increased when he was promoted to Executive Vice President and President, Xerox Technology. In addition, as part of his annual 2014 E-LTIP award, Mr. Jacobson received a Restricted Stock Unit (RSU) retention award on August 1, 2014.

For more information on long-term incentives, see 2014 Compensation for the Named Executive Officers—Long-Term Incentives.

Other Compensation Actions

The compensation package for Mr. Zapfel was approved by the Board in early 2014 when he was hired and appointed to the position of Executive Vice President and President, Xerox Services. As part of this new hire package, Mr. Zapfel received a sign-on RSU retention award on April 1, 2014. This sign-on RSU retention award is excluded from the table below. For further information on his new hire package, see Named Executive Officers with Unique Compensation Arrangements.

Total Compensation

Complete compensation information for our named executive officers appears in the Summary Compensation Table on page 50. The following table shows annual base salary, target and actual short-term incentive, and target long-term incentive compensation for 2014.

		Target	Actual	Target Long-
		Short-Term	Short-Term	Term Incentive
	Base Salary	Incentive	Incentive	(Grant Date
Executive	(Annual)	(% of Salary)	(% of Target)	Value on 7/1/14)
Ursula M. Burns	$1,100,000	200%	90%	$7,750,000
Kathryn A. Mikells	$700,000	100%	90%	$2,750,000
Robert K. Zapfel	$800,000	100%	90%	$3,400,000
Jeffrey Jacobson	$700,000	100%	90%	$2,500,000 *
James A. Firestone	$714,000	100%	90%	$2,000,000
Lynn R. Blodgett	$850,000	100%	90%	$3,000,000
Armando Zagalo de Lima	$750,000	100%	90%	$2,500,000
____________________

*	Mr. Jacobson’s target long-term incentive award includes the grant date value of the RSU retention award ($500,000) which he received on 8/1/14.

OUR EXECUTIVE COMPENSATION PRINCIPLES

The following core principles reflect our philosophy with respect to compensation of the named executive officers. These principles, established and refined from time to time by the Compensation Committee, are intended to motivate the named executive officers to improve financial performance; to be personally accountable for the performance of the business units, divisions or functions for which they are responsible; and to collectively make decisions about the Company that will deliver value to shareholders over the long term.

GOVERNANCE OF THE EXECUTIVE COMPENSATION PROGRAM

Oversight

The Compensation Committee administers the executive compensation program on behalf of the Board and our shareholders. The members of the Compensation Committee are Robert J. Keegan, who joined the Compensation Committee on January 1, 2011 and has served as the Committee chair since July 17, 2014 when he succeeded the late Glenn A. Britt in that role; Charles Prince, who joined the Compensation Committee on May 20, 2014; and Ann N. Reese who joined the Compensation Committee on October 8, 2014. Robert A. McDonald also served on the Compensation Committee during 2014 until his resignation from the Board effective July 29, 2014, in connection with his nomination and confirmation to serve as U.S. Secretary of Veterans Affairs. All members of the Compensation Committee are independent directors in accordance with applicable NYSE standards, including heightened independence requirements for compensation committee members. Their biographies appear beginning on page 9 of this Proxy Statement.

The Compensation Committee’s responsibilities are discussed beginning on page 18 of this Proxy Statement. A complete description of the Compensation Committee’s responsibilities and functions appears in its charter, which can be found on our website at www.xerox.com/governance.

Independent Consultant

The Compensation Committee has retained the services of an independent compensation consulting firm, Frederic W. Cook & Co., Inc., to assist with its responsibilities. This consultant reports only to the Compensation Committee and has not performed any other work for the Company since being retained as an independent consultant to the Compensation Committee. As provided in its charter, the Compensation Committee has the authority to determine the scope of the consultant’s services and may terminate the consultant’s engagement at any time.

During fiscal 2014, the consultant provided the following services:

●	regularly updated the Compensation Committee on trends in executive compensation, including providing proactive advice on emerging trends and best practices;
●	reviewed officer compensation levels and the Company’s overall performance compared to a peer group made up of organizations with which the Company is likely to compete for executive expertise, and/or share with the Company a similar business model in one or more areas;

●	reviewed incentive compensation designs for short-term and long-term programs;
●	advised the Compensation Committee on peer group companies for pay and performance comparisons;
●	reviewed the Compensation Discussion and Analysis and related compensation tables for this Proxy Statement;
●	reviewed Compensation Committee meeting materials with management before distribution;
●	attended Compensation Committee meetings, including meetings in executive session, as requested by the Committee chair; and
●	offered specific advice on CEO compensation decisions.

Best Practices

The Compensation Committee regularly reviews executive compensation best practices and makes changes to the Company’s programs as appropriate. Included in our best practices:

●	We emphasize pay for performance in order to align executive compensation with the business strategy and the creation of long-term shareholder value.
●	Equity awards typically are granted 100% in performance shares.
●	Outstanding equity awards do not automatically vest upon a change in control.

●	In the event of material noncompliance with financial reporting requirements resulting in an accounting restatement, we have clawback provisions to enable the Company to recover incentive compensation paid to executive officers during the preceding three years if those amounts exceed what would have been paid under the accounting restatement.

●	We have clawback provisions to enable the Company to recover certain short- and long-term incentives, non-qualified pension benefits, and salary continuance in the event an employee or former employee engages in activity that is detrimental to the Company.

●	Executive officers are subject to stock ownership and post-retirement stock holding requirements.
●	All future accruals under our Unfunded Supplemental Executive Retirement Plan (SERP) and other nonqualified pension plans were frozen on December 31, 2012, consistent with actions taken in connection with the qualified pension plan. No future benefits will accrue under these plans.

●	We have executed non-compete and non-solicitation agreements with key employees (where permissible under local law) that prohibit those employees from competing against the Company and from soliciting Xerox customers or current employees during their employment and for a certain period of time after leaving their positions.

●	We offer very limited perquisites and do not pay tax gross-ups on perquisites.
●	There are no excise tax gross-ups in our change-in-control severance agreements.
●	The Compensation Committee’s independent consultant does not perform any other services for Xerox.
●	Executive officers may not hedge or pledge Xerox stock.
●	We typically do not have employment agreements or golden parachutes.

Risk Assessment

Management conducts risk assessments each year and presents the findings to the Compensation Committee. The Committee believes that our programs encourage positive behavior while balancing risk and reward, consistent with the interests of our shareholders. Based on the assessment of programs covering our employees and executives for 2014 and a review of our internal controls, the Compensation Committee determined that our compensation plans, programs and practices do not motivate behavior that is reasonably likely to have a material adverse impact on the Company.

PROCESS FOR SETTING COMPENSATION

Competitive Market Information

Each year, the Compensation Committee receives a report comparing the compensation of the named executive officers with the compensation of the named executive officers of the companies in the peer group. This comparison includes peer group compensation data from the most recent proxy statements for these elements of pay:

●	base salary
●	short-term incentives
●	total cash compensation (base salary plus short-term incentives)
●	long-term incentives
●	total compensation (total cash compensation plus long-term incentives)

For 2014, the competitive market data was prepared, analyzed and presented to the Compensation Committee by Frederic W. Cook & Co., Inc., the Committee’s independent compensation consultant. The Compensation Committee reviews peer group total target compensation (including the individual elements noted above) for each named executive officer, with the median as the primary competitive reference point, but does not use that data as a specific benchmark or to match a specific percentile of the market.

Frederic W. Cook & Co., Inc. also conducts an analysis of actual named executive officer compensation and the Company’s overall performance compared to actual compensation and performance of the peer group companies. The Compensation Committee reviews the Company’s performance in relation to the peer group (including total shareholder return compared to the Xerox peer group, the S&P 500 and an industry group composed of companies in the S&P 500 IT Index) when setting compensation.

Peer Group

Buck Consultants, LLC, a subsidiary of Xerox Services, collects the data that is used by our independent consultant to help determine the composition of our peer group. Buck Consultants provides these and other consulting services to Xerox management and has not performed any work directly for the Compensation Committee.

We believe our peer group companies on the whole are appropriate in size (considering revenue, enterprise value and assets) and also:

●	are companies with which we are likely to compete for executive talent; and/or
●	companies that share with Xerox a similar business model in one or more areas, including the mix of goods and services, technology or services focus, strong brand recognition and focus on global operations.

The Compensation Committee regularly reviews the composition of the peer group. In 2013, after careful review of the peer group in relation to our evolving businesses and increasing importance of services, it revised the peer group for 2014 to more closely align with the Company’s business model and the expansion of our Services business. Consequently, FedEx, Western Digital, Aon and Cognizant were added to the group of U.S. headquartered companies and Fujitsu, Tata Consultancy, Konica Minolta and Wipro were added to the group of non-U.S. headquartered companies. The companies that were removed from the peer group include Dell, DuPont, Motorola Solutions and Pitney Bowes.

The 2014 peer group consisted of the following companies:

Accenture	Emerson Electric	Ricoh*
Aon	FedEx	Seagate Technology
Automatic Data Processing	Fujitsu*	Tata Consultancy*
Canon*	Hewlett-Packard	Texas Instruments
Cisco Systems	Honeywell International	3M
Cognizant Tech Solutions	Intel	United Technologies
Computer Science Corp.	Konica Minolta*	Western Digital
EMC	Lexmark International	Wipro*
____________________

*	These are non-U.S. headquartered companies for which compensation data is not readily available, so they are not included in compensation comparisons. However, since they are Xerox competitors, they are included in relative performance comparisons.

The median revenue of the peer group was approximately $24 billion (compared to Xerox revenue of $21 billion), when the Compensation Committee last reviewed the peer group data in 2014. The 25th percentile for the peer group revenue data was $13 billion and the 75th percentile was $45 billion.

Performance Objectives

The Compensation Committee sets performance objectives for the CEO. The CEO sets performance objectives for the other named executive officers, who are her direct reports. The objectives for these named executive officers align with the objectives for the CEO.

Ms. Burns’ 2014 performance objectives included:

●	achieving financial growth (revenue growth and EPS, cash and margin improvement);
●	driving business growth (expanding our business internationally, launching the next generation of managed print services, completing strategic acquisitions and divestitures, leveraging and enhancing our intellectual property, and sourcing, creating and commercializing innovations in work process technologies);

●	implementing employee and customer engagement strategies (delivering customer and employee value, investing in HR processes and systems, creating a positive work environment and successfully engaging with partners and customers); and

●	enhancing Xerox’s competitiveness and flexibility (strengthening and leveraging our brand, building an infrastructure that enables our strategic vision and maintaining commitment to the global environment).

Named executive officers are not compensated primarily based on individual performance objectives. Named executive officers generally earn short- and long-term incentive payments as a team based on achievement of pre-established objective performance goals of the Company. Base salary increases and short-term and long-term incentive target awards are determined by taking into consideration peer group data and internal comparisons to ensure that pay is competitive and consistent with Company succession planning objectives and that differences in pay among the officers are appropriate. Incentive award amounts are determined primarily based on the Company’s overall quantitative financial performance.

2014 COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS

Overview

As shown in the chart below, the Compensation Committee follows a thorough and multi-faceted process to establish compensation.

For each named executive officer, the Compensation Committee assesses	The Compensation Committee also considers	Final steps include
● past contributions ● expected future contributions ● overall Company performance ● succession planning objectives ● retention objectives ● internal pay equity ● peer group data
●  CEO’s evaluation of the management team, their contributions and performance
●  CEO’s recommendations for compensation actions for other named executive officers
●  competitive executive pay practices
●  financial feasibility
●  in the case of the CEO, her self-assessment
● input from the Committee’s consultant ● review of evolving market practices, regulatory developments, the market for executive talent and compensation philosophy

After receiving input from the CEO, the Compensation Committee makes its own assessments and formulates compensation amounts. Once all components of compensation are established, the Compensation Committee verifies that the total compensation for each named executive officer is appropriate and competitive. The Compensation Committee expects a high level of individual and collaborative performance and contributions, consistent with our named executive officers’ level of responsibility, and seeks to appropriately motivate our named executive officers to achieve a high level of performance when setting compensation.

Ms. Burns’ compensation is higher than that of our other named executive officers due to her greater scope of responsibility. Her compensation opportunity, however, is competitive with the compensation of peer group CEOs and is determined under the same programs and policies as other Xerox named executive officers. Ms. Burns is not present when the Compensation Committee discusses and establishes her annual compensation.

To assist in the overall understanding of compensation, the Compensation Committee also reviews named executive officer compensation under various termination scenarios as provided in the Potential Payments upon Termination or Change in Control table, but this is not a material driver of compensation decisions.

2014 Total Target Compensation

Total target compensation includes base salary, target annual short-term cash incentive and target annual long-term equity incentive awards, which includes the July 1, 2014 E-LTIP performance share grants but excludes the January 1, 2014 E-LTIP performance share grants (which were deferred from July 1, 2013 and which the Compensation Committee considers to be part of 2013 compensation) and excludes any special RSU awards. For purposes of market comparisons, total target compensation within the range of plus or minus 20% of the peer group median typically is considered as a competitive reference point. Total target compensation comparisons for Mr. Blodgett and Mr. Zagalo de Lima were not reviewed against the proxy peer group data because of their announced retirements.

The 2014 total target compensation for our other named executive officers was determined to be competitive and within the median range of the peer group’s total target compensation.

We show 2014 annual base salary, target and actual short-term incentive compensation as a percentage of base salary, and target long-term incentive compensation, under the heading Executive Summary -- Summary of 2014 Compensation Actions. More complete compensation information appears in the Summary Compensation Table on page 50.

Fixed versus Variable Pay

The chart below shows the 2014 pay mix for our named executive officers as well as the portion of their total target compensation that is performance-based and at risk. The target long-term incentive compensation presented in the chart represents the E-LTIP award covering the 2014 to 2016 performance period granted on July 1, 2014 and the RSU retention award granted on August 1, 2014 to Mr. Jacobson which is considered to be part of his annual 2014 long-term incentive award. Mr. Zapfel’s target long-term incentive award excludes the sign-on RSU retention award he received as part of his new-hire package. The chart does not include the 2013 E-LTIP award covering the 2013 – 2015 performance period granted on January 1, 2014.

Total Target Compensation Components

Base Salary

Base salary is the fixed pay element of our compensation program. The Compensation Committee reviews and approves base salaries annually, typically in February. The Compensation Committee also reviews named executive officer salaries when there is a specific event, such as a new hire, promotion or achievement of an extraordinary level of performance. There were no salary increases approved by the Compensation Committee for named executive officers in 2014 with the exception of Mr. Jacobson. Effective January 1, 2014, Mr. Jacobson was promoted to Chief Operating Officer, Xerox Technology and received a 13.6% increase. Effective July 1, 2014, he was promoted to Executive Vice President and President, Xerox Technology by the Board of Directors and received an additional 12% increase. These increases were commensurate with his promotions, increased scope of responsibility leading the Xerox Technology business and internal and peer group compensation.

Short-Term Incentives

The Company’s Annual Performance Incentive Plan (APIP) provides for short-term incentive awards for our named executive officers and other eligible employees. Each year, the Compensation Committee determines the target short-term incentive award opportunity under the APIP, stated as a percentage of base salary, for each named executive officer.

For tax reasons related to the deductibility of certain executive compensation, short-term incentive awards for our executive officers are funded by a Short-Term Incentive Pool, which is an umbrella plan established by the Compensation Committee under the shareholder-approved Xerox Corporation 2004 Performance Incentive Plan, as amended and restated (see Certain Tax Implications of Executive Compensation). The APIP for executive officers, with the exception of Mr. Zapfel who was hired after the 2014 Short-Term Incentive Pool was established, comes under this umbrella plan. Each officer participating in the APIP is allocated a specified portion of the Short-Term Incentive Pool, assuming Xerox attains certain pre-established performance goals. The APIP award for a named executive officer may be less than, but will never exceed, that allocation.

In 2014, the Short-Term Incentive Pool was funded by 2% of the “performance profit” achieved during the year. For this purpose, performance profit is income from continuing operations before income taxes, equity income, discontinued operations and extraordinary items, excluding restructuring charges, non-cash asset write-offs or impairment losses, and amortization of intangibles as identified in Xerox’s audited consolidated financial statements.

The following chart shows our process for setting short-term incentive awards. This process typically takes place in the first quarter of the year.

Annual short-term incentives, if earned based on the previous fiscal year’s performance, generally are paid in early April.

Short-Term Incentive Performance Measures

Because we believe adjusted EPS, operating cash flow and constant currency revenue growth are the three fundamental financial metrics that drive shareholder value, we use similar metrics and weightings for both our short- and long-term incentive programs. EPS is given greater weighting to emphasize profitable revenue growth and our belief that increases in EPS will lead to greater long-term shareholder value. The short-term plan contains specific financial metrics, but also permits the Compensation Committee some limited discretion as described below.

The measures, weightings, goals and target to maximum payout ranges set by the Compensation Committee for 2014 are as follows:

Performance Measure	Weighting	Target (100% payout)	Maximum (200% payout)
adjusted EPS	50%	$1.12	$1.16
constant currency revenue growth, defined	30%	0.75%	2%
as revenue growth adjusted to exclude the
impact of changes in the translation of foreign
currencies into U.S. dollars
operating cash flow	20%	$1.9 billion	$2.0 billion

There is no payout for results below threshold levels established by the Compensation Committee. Payouts are made proportionately for achievement at levels between the goals.

We consider historical performance to set future performance goals. These goals are designed to be challenging yet achievable and are aligned with our 2014 operating plan.

Short-Term Incentive Target Award Opportunity for the Individual Named Executive Officers

The annual short-term incentive target award opportunity for each named executive officer takes into account many factors, including scope of responsibility and comparable targets for named executive officers in the peer group. If an executive’s responsibilities change after February, the Compensation Committee may adjust the short-term incentive target award opportunity at that time but the award will not exceed the executive’s allocation under the Short-Term Incentive Pool.

The 2014 annual short-term incentive target award opportunity for the CEO remained at 200% of base salary and at 100% of base salary for the other named executive officers. Mr. Jacobson’s annual incentive target award opportunity was increased from 60% to 100%, commensurate with his promotions, increased scope of responsibility and with internal and peer group compensation.

Determining Short-Term Incentive Award Payouts

After the end of each fiscal year, the CFO confirms the financial results and communicates the results to the Compensation Committee. Subject to the Committee’s review and approval, any extraordinary items or material unusual charges or gains may be excluded from the APIP short-term incentive calculations in order to obtain normalized operational results of the business.

Each performance measure is assessed and calculated independently. The weighted results of each measure are added together to determine overall performance results. Even if pre-established performance measures are achieved, the Compensation Committee retains the discretion to grant a lower short-term incentive than the calculated incentive payout or no short-term incentive at all, as it deems appropriate. The Committee also may use its discretion to increase or decrease an APIP award by up to 20% based on individual performance so long as an individual award never exceeds the executive’s allocation of the Short-Term Incentive Pool.

Under extraordinary circumstances, if the Compensation Committee believes an additional incentive is necessary to reward and motivate executives, it has authority to provide an incentive outside of the APIP and the Short-Term Incentive Pool that is separate and independent of the calculated incentive payout, but this has not been our practice.

2014 Performance for Short-Term Incentive Award Payouts

Performance results for 2014 against the established performance measures were:

Performance Measure	Weighting	Actual Results
adjusted EPS	50%	$1.12 - target
constant currency revenue growth	30%	(2.1)% - below threshold
operating cash flow	20%	$2.063 billion - above maximum

In 2014, adjusted EPS excluded the amortization of intangible assets and included the operating results of the Information Technology Outsourcing (ITO) business.

Management recommended to the Compensation Committee a payout factor that reflects performance results for all three measures. After reviewing the results, the Compensation Committee agreed with management’s recommendation of a 90% payout factor, which was determined in accordance with the process and the applicable goals and weightings described above.

The Compensation Committee believes that the fiscal 2014 short-term incentive payments are consistent with our strategy of compensating named executive officers for achieving important business goals. In view of Xerox’s 2014 results, the Compensation Committee believes that the annual short-term incentive payments resulted in reasonable and appropriate performance-related incentive payments to the named executive officers.

The annual incentives paid to the named executive officers in April 2015 for fiscal year 2014 are shown in the Summary Compensation Table. Additional information about the short-term incentive opportunities is shown in the Grants of Plan-Based Awards table.

Long-Term Incentives

We provide long-term incentives to reward named executive officers for sustained performance, as a retention incentive, and to align executives’ interests with the interests of our shareholders.

Executive Long-Term Incentive Program

Our Executive Long-Term Incentive Program (E-LTIP) awards are made according to the 2004 Performance Incentive Plan. Awards may be cash or equity-based, including performance shares and RSUs. Equity awards granted to named executive officers generally have been in the form of performance shares. We have not granted stock options since 2004.

In the past, executives could earn performance shares under the E-LTIP based on the Company’s actual achievement measured against both annual performance goals and three-year cumulative performance goals. In 2012, following a comprehensive review of our executive compensation program, the Compensation Committee modified the long-term incentive performance share award program to remove the annual performance component. Therefore, beginning in 2013, E-LTIP awards are based solely on cumulative goals over a three-year performance period. The service period for these performance shares is three years from the date of grant. Earned performance shares vest three years from the date of grant, after the Compensation Committee certifies the results for the performance period.

RSUs are not tied to performance measures and vest all at once at the end of a requisite service period, which typically ranges from three to five years.

Once vested, performance shares and RSUs are paid out in the form of shares of Xerox common stock. In connection with certain termination events, vesting occurs as follows:

●

Named executive officers who retire or are involuntarily terminated other than for cause before the end of the vesting period will vest in a pro-rata portion of earned performance shares and, if applicable, RSUs (most RSUs granted to named executive officers do not have pro-ration provisions – see “retention” RSUs below). Vesting will occur on the original vesting date and will not be accelerated.

●	Named executive officers who voluntarily terminate employment (other than for retirement) or are terminated for cause before the vesting date forfeit these awards.
●	Performance shares (at target) and RSUs fully vest upon death.

On occasion, as an additional vehicle for retaining key employees, including named executive officers, the Compensation Committee has granted “retention” RSUs that are forfeited if the employee separates from the Company prior to the vesting date. These RSUs vest all at once at the end of a requisite service period, which typically ranges from three to five years.

At vesting, dividend equivalents are paid in cash on vested shares in an amount equal to the dividends the executive would have earned from owning the same amount of common stock (up to the target number of shares) throughout the vesting period.

Although equity awards generally are granted on a regular annual cycle, the Compensation Committee occasionally grants off-cycle equity awards to named executive officers for special purposes, such as new hire, promotion and recognition.

Compensation Committee Actions Relating to E-LTIP Awards

E-LTIP awards are based on a review of market data, operating results and each executive’s historical and expected future contributions.

Although there are two E-LTIP performance share awards reflected in the Summary Compensation Table for 2014 (January 1, 2014 and July 1, 2014), the award granted on January 1, 2014 is the 2013 annual E-LTIP award with a grant date that was deferred from July 1, 2013 to January 1, 2014, as one of several measures implemented by the Company to reduce costs and expenses in 2013. This deferral aligned with the actions taken for other senior level employees, consistent with our compensation principles. As described in last year’s proxy statement, although the grant date was deferred to January 2014, the Compensation Committee considers these awards to be part of 2013 compensation: performance conditions and grant values for the awards were established in the first quarter of 2013 and the performance period is 2013 through 2015, the same as if the awards had been granted on July 1, 2013. The grant date value of the award for Mr. Jacobson was increased by the Compensation Committee, as a result of his promotion to Chief Operating Officer, Xerox Technology, in December 2013. The service period of the deferred awards is January 2014 through December 2016. Earned shares for these awards will vest on January 1, 2017.

During the first fiscal quarter of 2014, the Compensation Committee established performance goals and grant date values for the July 2014 E-LTIP awards. The July 2014 awards are consistent with our regular annual award cycle and were granted by the Compensation Committee as part of 2014 compensation. The performance period for these awards is January 2014 through December 2016, and the service period is July 2014 through June 2017. Earned shares for this award will vest on July 1, 2017. The grant date value of the award for Mr. Jacobson was increased as a result of his promotion to Executive Vice President and President, Xerox Technology, which was the award value established by the Compensation Committee in 2013 contingent upon his being promoted to this position, and that was approved by the Board of Directors in 2014.

SEC rules require equity awards to be reported in the year they are granted, even if the awards relate to performance in a prior year, as is the case with the January 1, 2014 award. In accordance with these rules, both the 2013 E-LTIP and the 2014 E-LTIP awards are required to be reported as 2014 compensation and are reflected in the Summary Compensation Table as such.

The target number of performance shares granted to our named executive officers in July 2014 was determined by dividing the previously approved grant date award value by the closing price of Xerox common stock on the grant effective date. The 2014 E-LTIP grant date award values for Ms. Burns, Mr. Firestone, Mr. Blodgett and Mr. Zagalo de Lima remained the same as their 2013 E-LTIP awards. The grant date award value for Ms. Mikells was increased by 10%, based on her strong performance and a review of peer group compensation data. The grant date award value for Mr. Jacobson was increased by 150%, consistent with his promotions and significant increase in responsibility leading the Xerox Technology business and with internal and peer group compensation. This increase reflects the grant date award value of both his July 1, 2014 performance share award and his August 1, 2014 RSU retention award.

Metrics for the 2013-2015 Performance Cycle (2013 E-LTIP granted on January 1, 2014)

The measures, weightings, goals and target to maximum payout ranges set by the Compensation Committee for the 2013 – 2015 E-LTIP performance cycle are as follows:

Performance Measure	Weighting	Target (100% payout)	Maximum (150% payout)
Adjusted EPS	40%	$3.70	$3.99
Adjusted Operating Cash Flow	40%	$6.6 billion	$7.5 billion
Revenue Growth	20%	5%	8%

Metrics for the 2014-2016 Performance Cycle (2014 E-LTIP granted on July 1, 2014)

The measures, weightings, goals and target to maximum payout ranges set by the Compensation Committee for the 2014 – 2016 E-LTIP performance cycle are as follows:

Performance Measure	Weighting	Target (100% payout)	Maximum (150% payout)
Adjusted EPS	50%	$3.55	$3.77
Revenue Growth	30%	3.25%	6%
Adjusted Operating Cash Flow	20%	$6.0 billion	$6.5 billion

These performance goals are aligned with our longer-term financial model and are disclosed solely in the context of our 2014 – 2016 E-LTIP performance cycle. Target performance levels are challenging but achievable with a level of performance that is in line with the Company’s Board-approved operating plan, whereas maximum performance levels represent stretch goals which can only be achieved with exceptional performance. These goals should not be used or relied upon as estimates of results or applied to other contexts.

The payout range is between 0% and 150% of the target number of performance shares granted. There is no payout for results below threshold goals established by the Committee. Payouts are made proportionately for achievement at levels between the goals.

Under the E-LTIP, the Compensation Committee is permitted to make adjustments to actual Company results for the performance measures (Adjusted EPS, Revenue Growth and Adjusted Operating Cash Flow) for items, subject to pre-established thresholds, such as amortization of acquisition-related intangibles; non-cash asset write-offs; litigation; restructuring; effect of changes in tax laws and accounting principles; acquisitions and divestitures; losses from war, terrorism or natural disaster; settlements of tax audits; and other types of unusual items. Revenue Growth is also adjusted for the impact of foreign currency.

Additional information on the 2014 E-LTIP awards and the 2013 E-LTIP awards can be found in the Summary Compensation Table and the Grants of Plan-Based Awards table.

Performance and Payouts Under Prior E-LTIP Awards

2012 E-LTIP

Performance results against the established performance measures for 2012 E-LTIP awards were:

Award Year	Performance Measure	Weighting	2014 Annual Performance	Performance Shares Earned for 2014 Results	Performance Shares Earned for Three-Year Cumulative Results
2012	Adjusted EPS	40%	$1.12 - below target	0%	16.67%
	Operating Cash Flow	40%	$2.122 billion - below target	0%	58.97%
	Revenue Growth	20%	(2.1)% - below threshold	0%	0%
	Total performance shares earned as a percentage of shares granted				75.64%

See the Outstanding Equity Awards table, footnote C, for additional information on shares earned and the discussion below under 2015 Compensation Decision – ITO Business as Discontinued Operation.

Payouts Under Prior E-LTIP Awards

The chart below reflects historical payouts for performance shares based on achievement against performance measures and the actual stock price on the vesting date:

Grant Date	Vesting Date	Performance Shares Earned as a Percentage of Target Shares Granted	Actual Payout Value at Vesting as a Percentage of Grant Date Award Value*
July 1, 2008	July 1, 2011	60%	48%
July 1, 2010	July 1, 2013	149.8%	173.7%
July 1, 2011	July 1, 2014	64.74%	75%
____________________

*	The actual payout value is calculated by multiplying the number of shares earned under the applicable performance cycle by the closing stock price on the vesting date.

In July 2009, the Compensation Committee determined it was not possible to set long-term performance goals because of the unpredictable economic environment at that time. Therefore, instead of granting performance shares that year, the Compensation Committee granted RSUs with the ultimate payout at vesting tied to the change in stock price. Based on actual results, the named executive officers who were granted these awards received 115.47% of the original target number of shares granted, with a vesting date value equal to 137.48% of the grant date value.

2015 Compensation Decision – ITO Business as Discontinued Operation

In December 2014, the Company announced an agreement to sell its ITO business. As a result of this announcement, our ITO business was reported as a discontinued operation for purposes of our financial statements, and the operating results attributable to our ITO business were excluded from our financial results. Accordingly, as a result of this transaction, the revenue and profit of the ITO business were also excluded from the performance results under the 2012 E-LTIP. This reduced the three-year cumulative payout of the 2012 E-LTIP by 3.34%, or approximately $2 million, even though we continued to own and manage the ITO business for all of 2014.

As described in Our Executive Compensation Principles, our core compensation principles are intended to motivate executives to improve financial performance and to collectively make decisions about the Company that will deliver value to shareholders over the long term. The Compensation Committee believes that our executives should not be negatively impacted for making decisions that positively impact the Company, clients and shareholders. To that end, the Compensation Committee approved a lump sum cash payment to participants in the 2012 E-LTIP, including our named executive officers. Each payment will be equal to the value of the shares that will not be paid out under the 2012 E-LTIP due to the exclusion of ITO revenue and profit from the performance results (based on the closing price of our common stock on July 1, 2015 plus the value of related dividend equivalents). These cash payments will be made outside of the E-LTIP. Further details of these awards will be included in the 2016 proxy statement.

SHAREHOLDER SAY-ON-PAY VOTES

At our annual meeting of shareholders held in May 2014, 95% of the votes cast on the annual advisory vote were voted in favor of our say-on-pay proposal. The Compensation Committee believes the favorable vote supports the Company’s approach to executive compensation, so no significant changes were made to our executive compensation program this year. We regularly meet with institutional investors individually and in group forums, to provide them with the opportunity to engage directly with Company representatives to address their questions and to provide feedback to us on topics of importance to them. We will continue to reach out to institutional investors and to consider the outcome of say-on-pay votes when making future compensation decisions for the named executive officers.

NAMED EXECUTIVE OFFICERS WITH UNIQUE COMPENSATION ARRANGEMENTS

Kathryn Mikells

Ms. Mikells’ 2013 compensation was approved as part of her new hire package when she was appointed to the position of Chief Financial Officer. In order to replace certain equity compensation Ms. Mikells would have received from her prior employer, her 2013 new hire compensation package included a cash sign-on award of $1.2 million. The cash sign-on award is being paid over three years, provided Ms. Mikells is still employed at the Company, as follows: $300,000 in November 2013, $300,000 in May 2014 and $600,000 in May 2015.

Subject to signing a release of claims and an agreement not to engage in detrimental activity, if Ms. Mikells’ employment is terminated by the Company for any reason (other than for cause) during the first four years of employment, she will receive eighteen months of her annual base salary plus eighteen months of her short-term incentive award (based on her short-term incentive target and the actual performance factor for the year of separation). When this special severance arrangement terminates on Ms. Mikells’ fourth anniversary of employment with the Company, she will be covered by any standard severance policy in effect at that time.

Ms. Mikells was eligible to receive relocation assistance under the Xerox Domestic Relocation Policy, which is the same benefit provided to other new hires who are required to relocate. A small portion of her commuting expenses from 2013 were carried over into 2014.

Robert Zapfel

Mr. Zapfel’s 2014 compensation was approved as part of his new hire package when he was appointed to the position of Executive Vice President and President, Xerox Services. His annual salary was approved at $800,000, with a short-term incentive target award opportunity equal to 100% of base salary. In addition, an E-LTIP award with a grant date value of $3.4 million was approved, to be granted on the same date (July 1, 2014), and under the same terms and conditions as E-LTIP awards for the other named executive officers.

Mr. Zapfel also received a sign-on RSU retention award with a grant date value of $1.0 million. This RSU award was granted on April 1, 2014 and is scheduled to vest on April 1, 2017, provided he remains employed at the Company through the vesting date.

Subject to signing a release of claims and an agreement not to engage in detrimental activity, if Mr. Zapfel’s employment is terminated by the Company for any reason (other than for cause) during the first two years of employment, he will receive the equivalent of his annual base salary paid out over twelve months. When this special severance arrangement terminates on Mr. Zapfel’s second anniversary of employment with the Company, he will be covered by any standard severance policy in effect at that time.

Lynn Blodgett

In connection with the February 5, 2010 acquisition of Affiliated Computer Services, Inc. (ACS, now known as Xerox Services), ACS, Xerox and Mr. Blodgett entered into a Senior Executive Agreement. The purpose of this agreement was to terminate in all respects the prior change-in-control agreement that existed between Mr. Blodgett and ACS. This agreement expired in 2013.

In connection with the ACS acquisition, Mr. Blodgett’s unvested options to acquire ACS stock were converted into options to acquire Xerox common stock. These options continued to vest 20% per year on the anniversary of the August 20, 2009 grant date. As of August 20, 2014, all of these stock options were vested.

Armando Zagalo de Lima

In the second quarter of 2014, Mr. Zagalo de Lima announced his intention to retire on December 31, 2015. He stepped down from his position as President, Xerox Technology, effective July 1, 2014, and provided support to his replacement, Mr. Jacobson, through year-end 2014. Under a settlement arrangement entered into with Mr. Zagalo de Lima, he will remain a Xerox employee through December 2015, unless he elects to retire earlier, and will be available to provide advisory services as requested. The purpose of this settlement arrangement was to address certain legal requirements that apply to Mr. Zagalo de Lima who is a citizen of Portugal. Under this arrangement, Mr. Zagalo de Lima will continue to receive salary and benefits, and is eligible for a short-term incentive award and relocation back to Europe.

PENSION AND SAVINGS PLANS

Pension Plans

We provide pension benefits to the named executive officers under four plans:

●	Xerox Corporation Retirement Income Guarantee Plan (RIGP)
●	Xerox Corporation Unfunded Retirement Income Guarantee Plan (Unfunded RIGP)
●	Xerox Corporation Unfunded Supplemental Executive Retirement Plan (SERP)
●	Xerox International Pension Plan

The three U.S. plans were frozen effective December 31, 2012; no benefits have been (or will be) accrued since that date. The International Pension Plan was effectively frozen as of July 31, 2013.

For information on the actuarial present value of the accumulated pension benefits for the named executive officers, see the Pension Benefits table.

U.S. Qualified Pension Plan

Retirement Income Guarantee Plan (frozen effective 12/31/12)

Ms. Burns and Mr. Firestone participate in the tax-qualified pension plan on the same terms as the rest of the Company’s salaried employees. All participants, including Ms. Burns and Mr. Firestone, are vested in their benefits under RIGP. Early retirement benefits under RIGP are available for employees who leave the Company at age 55 or older and have at least 10 years of service. Ms. Burns and Mr. Firestone are eligible for early retirement. For those employees who retire early, the normal retirement benefits are reduced by 5% for each year that the payment commences prior to age 65 (or age 62 with at least 30 years of service). Participants can elect to receive RIGP payments as a lump sum or as an annuity. RIGP benefits are subject to IRS limits on the compensation that can be taken into account in a tax-qualified plan.

U.S. Non-Qualified Pension Plans

Unfunded Retirement Income Guarantee Plan (frozen effective 12/31/12)

Because the Internal Revenue Code limits the pension benefits (based on annual compensation) that can be accrued under a tax-qualified pension plan, the Company established a non-tax qualified pension plan to provide executives, including Ms. Burns and Mr. Firestone, with retirement benefits on their compensation above these limits. Other than not applying a limit on compensation, Unfunded RIGP benefits generally are determined under the same terms as the RIGP benefit, but Unfunded RIGP is payable only as an annuity.

Unfunded Supplemental Executive Retirement Plan (frozen effective 12/31/12)

The SERP provides a benefit that supersedes Unfunded RIGP and, when combined with RIGP, delivers a retirement benefit under a formula specified by the SERP. SERP benefits vest at age 60 with 10 years of service; participants who retire early forfeit all SERP benefits and will receive all non-qualified benefits from Unfunded RIGP. However, some SERP executives who did not meet the age/years of service vesting requirement have received their accrued SERP benefits under their separation packages.

At the end of 2014, there were seven active employees in SERP, including Ms. Burns and Mr. Firestone. No pay limitations apply in determining the SERP benefit, and prior to the December 31, 2012 freeze of the SERP, the accrual rate could vary. A participant’s total benefit is determined by the SERP formula, and the difference between the total benefit and the RIGP benefit is paid from SERP.

Xerox International Pension Plan

Mr. Zagalo de Lima is a citizen of Portugal and worked in the United States beginning in 2011. He is not covered by qualified and non-qualified plans in the United States. He does not have local retirement plans other than Portuguese social security and “social security replacement benefits”—an arrangement under which the Company has agreed to deliver the value of social security contributions for periods in which contributions cannot be made to social security due to residency issues.

The Xerox International Pension Plan provides benefits for Mr. Zagalo de Lima to supplement Portuguese social security and social security replacement benefits. The pay used to calculate the benefit is 166.67% of base pay. The Plan formula targets a total retirement income before age 65 of 60% of pay. After age 65, when combined with a hypothetical Portuguese social security benefit, the Plan formula provides 70% of pay. All benefits are based on his pay as of July 31, 2013, and as a result, this Plan is effectively frozen as of this date.

These benefits are funded and the Plan assets are accumulated in an insurance contract. If the Plan assets as of retirement exceed the value of the formula benefit, Mr. Zagalo de Lima will receive those assets in lieu of any other benefits under the Plan. As of December 31, 2014, the value of the formula benefit exceeded the value of the Plan assets as determined for the Pension Benefits table.

Savings Plans And Deferred Compensation Plan

Xerox Corporation Savings Plans

Ms. Burns, Ms. Mikells, Mr. Zapfel, Mr. Jacobson and Mr. Firestone are eligible to participate in the same manner as all other U.S. employees covered by the Xerox Corporation Savings Plan. These named executive officers are eligible for a 100% match on 3% of eligible pay saved on a before-tax basis, subject to IRS qualified plan compensation limits and highly compensated threshold limits. Named executive officers may not receive 401(k) Savings Plan benefits in excess of these limits.

When future accruals under RIGP, Unfunded RIGP and SERP were frozen, the Company introduced a non-qualified supplemental savings plan for eligible U.S. employees, effective January 1, 2013. In 2014, Ms. Burns, Ms. Mikells, Mr. Firestone and Mr. Jacobson were eligible to participate and elected to save in the Xerox Supplemental Savings Plan. Under this plan, participants may defer 3% of eligible compensation in excess of the IRS limit. The supplemental savings plan provides a match equal to the amount deferred.

Xerox Services Savings Plans

The Xerox Services Savings Plan is a 401(k) plan that is offered to Mr. Blodgett in the same manner as all U.S. Xerox Services employees. Effective January 1, 2013, participants, including Mr. Blodgett, were eligible for a match equal to 3% of eligible pay saved on a before-tax basis, subject to IRS qualified plan compensation limits and highly compensated threshold limits. Mr. Blodgett may not receive 401(k) benefits in excess of these limits.

Under the Xerox Services Supplemental Savings Plan, “highly compensated employees” (as defined under the Employee Retirement Income Security Act), including Mr. Blodgett, may defer up to 85% of their base salary, bonus and commissions. U.S. Xerox Services may make discretionary employer contributions for plan participants, as approved by the Senior Vice President, Chief Human Resources Officer. In 2014, Mr. Blodgett was eligible to participate and elected to defer compensation under the Xerox Services Supplemental Savings Plan. There were no employer contributions in 2014.

Deferred Compensation Plan

The non-qualified Deferred Compensation Plan for Executives was frozen in 2002. The amount shown in the Non-Qualified Deferred Compensation Table with respect to this plan represents balances from deferrals made before the plan was frozen. Ms. Burns, the only named executive officer who participates in the Deferred Compensation Plan, does not receive above-market interest on her prior deferrals.

PERQUISITES AND PERSONAL BENEFITS

General Benefits

The Company generally maintains medical and dental coverage, accidental death insurance and disability benefits programs or plans for all of its employees, as well as customary vacation, leave of absence and other similar policies. Named executive officers are eligible to participate in these programs and plans on the same basis as all other salaried employees, except as otherwise disclosed.

Life Insurance

The Company provides the Xerox Universal Life Plan to eligible U.S. executives, including the named executive officers (other than Mr. Blodgett and Mr. Zagalo de Lima). Participants receive Company-paid life insurance equal to their death benefit under a previous Xerox-sponsored insurance program, or three times their base salary, whichever is greater. Executives who were not in the previous life insurance plan, including Ms. Mikells, Mr. Zapfel and Mr. Jacobson, receive a Company-paid benefit equal to three times base salary. U.S. executives are the sole owners of their policies and are responsible for any taxes due as a result of Company contributions. Because of their participation in the previous life insurance program, the Company will continue to make premium payments for Ms. Burns and Mr. Firestone until they reach age 65.

Perquisites

We periodically review the perquisites that named executive officers receive. The Compensation Committee believes its policies regarding perquisites are conservative compared to other companies. The Company does not pay tax gross-ups in connection with perquisites.

All named executive officers receive Company-paid financial planning assistance. Solid financial planning by experts reduces the amount of time and attention that named executive officers devote to their finances and maximizes the value of their compensation. In addition, for security and personal safety, the Compensation Committee requires Ms. Burns to use the Company aircraft for all travel when feasible. Other executives are allowed personal use of the Company aircraft on a very limited basis, subject to approval of the CEO or CFO. Ms. Burns is also eligible for home security.

Mr. Zagalo de Lima received a car allowance and an international assignment allowance through July 2013. These benefits, which are customary for Xerox employees on international assignment, were eliminated effective August 1, 2013. Instead, Mr. Zagalo de Lima received a transition allowance in two lump sum payments that were made in 2013 and 2014.

The total costs to the Company for providing perquisites and personal benefits to the named executive officers during fiscal 2014 are shown in the Summary Compensation Table.

CHANGE-IN-CONTROL BENEFITS

All named executive officers have change-in-control severance agreements. We consider these agreements to be in the best interests of our shareholders because they foster the continuous employment and dedication of key management personnel without potential distraction or personal concern if Xerox were to be acquired by another company. These agreements create appropriate incentives for the named executive officers to facilitate a smooth transition in the best interests of the Company and shareholders by continuing to perform in their roles pending a potential change in control. The Compensation Committee periodically reviews change-in-control severance payment amounts against benchmark data to ensure that amounts are consistent with market practices.

Our change-in-control severance agreements with the named executive officers provide:

●	A lump sum cash payment equal to twice the sum of executive’s then-current annual base salary and short-term incentive award target.
●	Continuation of specified welfare benefits at active employee rates for a period of 24 months.

Severance payments following a change in control are not conditioned on non-compete or non-solicitation obligations or other negative covenants.

Other change-in-control benefit plan provisions include:

●

Accelerated vesting of stock awards only upon an involuntary termination of employment (other than a termination for cause) or a voluntary termination for good reason (commonly described as “double-trigger” vesting).

●

Payment of the present value of the accrued non-qualified U.S. pension benefits as of the date of a change in control, paid shortly after the occurrence of a change-in-control, provided the change in control conforms to applicable tax regulations regarding deferred compensation. Payment is made without regard to the plans’ requirements for age or years of service. In the event of a change in control that does not conform to deferred compensation regulations, participants will vest in the plan benefits and receive payment according to the normal payment provisions of the plans. The Compensation Committee considers these payments upon a change in control to be appropriate in order to protect the pension benefit that the named executive officers have earned at Xerox.

We do not provide excise tax reimbursement on severance payments.

Additional information and the amount of the estimated payments and benefits payable to the named executive officers assuming a change of control of Xerox and a qualifying termination of employment is presented in the table showing Potential Payments Upon Termination or Change in Control.

EMPLOYMENT AND SEPARATION

Named executive officers serve at the will of the Board. This enables the Board to remove a named executive officer whenever it is in the best interests of the Company, with full discretion of the Compensation Committee to decide on an appropriate severance package (except for benefits that have vested or in the case of a change in control). When a named executive officer is removed from his or her position, the Compensation Committee exercises its business judgment in considering whether to approve a severance arrangement in light of all relevant circumstances, including how long the officer was with the Company, past accomplishments and the reasons for separation.

The Company’s severance policy in the U.S. generally provides severance for management-level salaried employees who are separated from the Company involuntarily, including named executive officers, only if the individual signs a release of claims against the Company. For separations due to a reduction in force, the amount of severance provided by the policy is the greater of 26 weeks of base pay or the number of weeks of base pay identified in the severance schedule based on years of service. This amount is paid out over the severance period, with continued benefits (excluding disability, 401(k) and supplemental savings contributions). For involuntary separations other than a reduction in force or for cause, severance payments generally are equal to three months of base pay, paid as a lump sum. Officer separation agreements include a covenant not to engage in activity that is detrimental to the Company.

Mr. Blodgett was entitled to the same severance benefits as other Xerox Services executives in the U.S. For separations due to a reduction in force, the amount of severance provided by the policy was a maximum of 26 weeks of base pay, paid out over the severance period, with continued full benefits (excluding disability, 401(k) and supplemental savings contributions). Mr. Blodgett would have been entitled to the Company severance benefit described above, instead of the Xerox Services severance benefit, if the Company were to enforce his non-compete and non-solicitation agreement. Mr. Blodgett did not receive benefits under these severance policies. Ms. Mikells is also a party to a special severance arrangement in the event her employment is terminated by the Company other than for cause during her first four years of employment, as described above under Named Executive Officers with Unique Compensation Arrangements, Upon the expiration of this severance arrangement, Ms. Mikells will be covered by any standard severance policy in effect at that time. For further information, see the Potential Payments Upon Termination or Change in Control table.

OTHER FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

Ownership Requirements

We require each named executive officer to build and maintain a meaningful level of stock ownership by owning equity equal in value to three times his or her base salary. To that end, E-LTIP awards are subject to a mandatory holding requirement. Named executive officers must retain at least 50% of the shares acquired through the vesting of their E-LTIP awards, net of taxes, until they achieve their required level of ownership. Once achieved, named executive officers must continue to hold that amount of stock as long as they remain with the Company and remain subject to the holding requirement following separation from employment (including retirement) for six months for the CEO and three months for other named executive officers. The holding requirement had been one year following separation but after a review of peer group practices and trend data which revealed that post-separation holding requirements are rare, the Committee amended the holding requirement in 2014 for all awards. The amended holding requirement essentially restricts the CEO from selling shares prior to two earnings announcements following separation from employment and prior to one earnings announcement for other named executive officers. For six months following separation, named executive officers may only sell shares during a “window period” (as defined below under Trading, Hedging and Pledging).The CEO has the authority to permit discretionary hardship exceptions from the ownership and holding requirements to enable participants with financial need to access their vested shares, but no such exceptions have been requested.

Shares that count towards ownership requirements include shares owned outright (whether or not held in street name), shares held in an ESOP account, earned performance shares, outstanding RSUs, deferred compensation that mirrors investments in the Xerox Stock Fund and 401(k) savings invested in the Xerox Stock Fund.

Trading, Hedging and Pledging

Executive officers are prohibited from engaging in short-swing trading and trading in puts and calls with respect to Xerox stock. In addition, executive officers are prohibited from using any strategies or products to hedge against potential changes in the value of Xerox stock.

Under the Company’s insider trading policy, executive officers may purchase or sell Xerox securities only during “window” periods, which are generally 10-business day periods that begin on the third business day following the date of each quarterly earnings announcement. The only exception to this restriction is for executive officers who have entered into trading plans pursuant to SEC Rule 10b5-1.

As a result, executive officers are effectively precluded from pledging Xerox stock as collateral since their stock can only be sold during “window” periods and trading plans pursuant to SEC Rule 10b5-1, and therefore are not available to be sold at any time.

Compensation Recovery Policy (Clawbacks)

Our separation agreements (described above) include a provision that rescinds severance payments if an executive engages in activity that is detrimental to the Company. In addition, the following plans provide for compensation recovery.

Under the 2004 Performance Incentive Plan, if the Compensation Committee deems a named executive officer to have engaged in activity that is detrimental to the Company, it may cancel any awards granted to that individual. In addition, if such a determination is made before any change in control of Xerox, the Compensation Committee may rescind any payment or delivery of an equity or annual cash incentive award that occurred from six months before the detrimental activity. For this purpose, detrimental activity may include a violation of a non-compete agreement with the Company, disclosing confidential information, soliciting an employee to terminate employment with the Company, or soliciting a customer to reduce its level of business with the Company. If a payment or award is rescinded, the named executive officer will be expected to pay the Company the amount of any gain realized or payment received in a manner the Compensation Committee or its delegate requires.

Our award agreements include a clawback provision that would apply if an accounting restatement is required to correct any material non-compliance with financial reporting requirements. Under this provision, the Company can recover, for the three prior years, any excess incentive-based compensation (the excess over what would have been paid under the accounting restatement) from executive officers or former executive officers. Clawback provisions also will apply to awards under the Short-Term Incentive Pool.

Under the Unfunded RIGP and the SERP, an employee or former employee, including a named executive officer, or a surviving beneficiary of a participant, who, prior to a change in control of the Company, engages in activity that is detrimental to the Company, may not be eligible to receive benefits, as determined by the Plan Administrator. Under the Xerox Corporation supplemental savings plan, if a participant, including a named executive officer, is found to have engaged in detrimental activity, the Plan Administrator may reduce or delete the matching contribution account balance and not pay such amounts to that individual.

CERTAIN TAX IMPLICATIONS OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction available to public corporations for compensation paid for any fiscal year to the corporation’s CEO and certain other named executive officers at year end (but not the CFO) included in the Summary Compensation Table in the corporation’s proxy statement. This limitation does not apply to qualifying “performance-based compensation.”

Xerox’s shareholder-approved 2004 Performance Incentive Plan permits the Compensation Committee to grant awards that are intended to satisfy the requirements for deductibility of compensation under Section 162(m).

While the Company may seek to have compensation paid to its top officers qualify as tax deductible under Section 162(m), the Compensation Committee also retains the flexibility to make awards it believes are consistent with the objectives of its compensation programs, as discussed in this Compensation Discussion and Analysis, even if the award may not be deductible by the Company under Section 162(m). Section 162(m) imposes a number of requirements that must be met for awards to qualify for deduction under the Code. Accordingly, there can be no assurance that performance-based awards will be fully deductible under all circumstances. Any short-term incentive that the Compensation Committee believes would not qualify under Section 162(m) will be paid outside of the 2004 Performance Incentive Plan.

ACCOUNTING IMPLICATIONS OF EXECUTIVE COMPENSATION

Base salaries and short-term incentives are expensed over the period in which they are earned. Accordingly, the 2014 short-term incentive award, which was earned during 2014 and paid in early 2015, is recorded during fiscal year 2014.

The long-term incentives used to reward named executive officers consist of equity-based performance shares and RSUs.

Performance shares are recorded according to FASB ASC Topic 718, Compensation – Stock Compensation, which states that performance shares that are expected to vest should be measured at fair value on the date of grant and expensed during the requisite service period. The requisite service period for the Xerox performance shares matches the vesting period and is typically three years from the date of grant. At each reporting date, the Company evaluates the total number of performance shares that it expects will vest, taking into account estimated forfeitures and the probability of achieving or exceeding the stated performance goals associated with the grant. Compensation expense is recorded for those shares expected to vest over the vesting period. If the number of shares expected to vest changes, a cumulative adjustment is recorded at the time, taking into account the service period already elapsed.

For RSU awards, compensation expense is based upon the grant date market price. The expense is recorded over the vesting period, which ranges from three to five years from the date of grant.

The classification of the expense associated with performance shares and RSUs in the Statement of Income follows the same classification as the salary and short-term incentive awards for the executives. The expense associated with these shares is not capitalized and is primarily classified within Selling, Administrative and General Expense.

Our qualified and non-qualified pension plans are accounted for according to FASB ASC Topic 715, Compensation – Retirement Benefits. The interest credited on non-qualified deferred compensation balances is expensed as incurred. These costs are primarily classified as Selling, Administrative and General Expenses in our consolidated financial statements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Xerox management. Based upon its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and be included in the Proxy Statement for the 2015 Annual Meeting of Shareholders.

Robert J. Keegan, Chairman
Charles Prince
Ann N. Reese

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below provides compensation information for the Chief Executive Officer (CEO), the Chief Financial Officer (CFO) and the next three most highly compensated executive officers who served during the fiscal year ended December 31, 2014, plus two additional officers who were in executive officer roles for part of the year and would have been considered named executive officers had they remained in their roles until the end of the year (collectively referred to as named executive officers). The table includes the dollar value of base salary earned, bonus, stock awards, non-equity incentive plan compensation earned, change in pension value, above-market non-qualified deferred compensation (NQDC) earnings, if any, and all other compensation, whether paid or deferred.

The table reports the value of stock awards granted in the applicable fiscal year. As discussed in the “Compensation Discussion and Analysis” (CD&A) commencing on page 25, although the 2013 E-LTIP awards are viewed by the Compensation Committee as part of 2013 compensation, pursuant to SEC rules the value of these stock awards is reported as compensation in fiscal 2014 because the performance shares were granted on January 1, 2014.

This reporting in accordance with SEC rules results in both the 2013 E-LTIP and 2014 E-LTIP awards being reported as 2014 compensation. However, because the Compensation Committee considered the 2013 E-LTIP awards granted on January 1, 2014 to be part of 2013 compensation and for purposes of comparability with prior years, we believe it is useful to reflect what each named executive officer’s total compensation amount would have been had the 2013 E-LTIP award been reported as 2013 compensation. To illustrate this and consistent with the disclosure in the last year’s proxy statement, we have added the “1/1/14 Stock Awards Reflected as 2013 Compensation” and “Total Reflecting 1/1/14 Stock Awards as 2013 Compensation” columns in the Supplemental Table to the right of the Summary Compensation Table. See footnote (C) and footnotes (H) & (I) for additional information concerning the 2013 E-LTIP and 2014 E-LTIP awards.

For a summary of the Compensation Committee’s decisions on the compensation awarded to our named executive officers for fiscal 2014, please refer to the CD&A beginning on page 25.

										Supplemental Table
Name & Principal Position	Year	Salary ($) (A)	Bonus ($) (B)	Stock Awards ($) (C)	Option Awards ($) (D)	Non-Equity Incentive Plan Compensation ($) (E)	Change in Pension Value and NQDC Earnings ($) (F)	All Other Compensation ($) (G)	Total ($)	1/1/14 Stock Awards Reflected as 2013 Comp ($) (H)	Total Reflecting 1/1/14 Stock Awards as 2013 Comp ($) (I)
Ursula M. Burns	2014	1,100,000	-	15,500,006	-	1,980,000	3,438,054	187,302	22,205,362	7,750,004	14,455,360
Chairman and
CEO	2013	1,100,000	-	-	-	1,320,000	-	67,019	2,487,019	7,750,002	10,237,021
	2012	1,100,000	-	7,750,006	-	1,072,500	3,093,779	53,960	13,070,245	-	13,070,245
Kathryn A. Mikells	2014	700,000	300,000	5,250,017	-	630,000	-	37,000	6,917,017	2,750,007	4,417,007
Executive Vice
President and	2013	466,667	300,000	1,200,008	-	280,000	-	301,844	2,548,519	2,500,010	5,048,529
CFO
Robert K. Zapfel*	2014	600,000	-	4,400,011	-	540,000	-	12,828	5,552,839	4,400,011	5,552,839
Executive Vice
President;
President, Xerox
Services
Jeffrey	2014	662,500	-	3,500,016	-	596,250	-	44,797	4,803,563	2,500,007	3,803,554
Jacobson**
Executive Vice
President;
President, Xerox
Technology
James A.	2014	714,000	-	4,000,007	-	642,600	982,360	63,745	6,402,712	2,000,001	4,402,706
Firestone
Executive Vice	2013	714,000	-	-	-	428,400	-	63,613	1,206,013	2,000,006	3,206,019
President;	2012	714,000	-	2,500,008	-	464,100	1,283,933	33,946	4,995,987	-	4,995,987
Corporate
Strategy & Asia
Operations
Lynn R. Blodgett *	2014	833,654	-	6,000,010	-	765,000	-	6,252	7,604,916	3,000,008	4,604,914
Executive Vice
President; former	2013	850,000	-	-	-	408,000	-	3,038,767	4,296,767	3,000,002	7,296,769
President, Xerox	2012	850,000	-	3,000,005	-	663,000	-	3,048,944	7,561,949	-	7,561,949
Services
Armando Zagalo	2014	750,000	-	5,000,015	-	675,000	-	1,147,883	7,572,898	2,500,005	5,072,888
de Lima **
Executive Vice	2013	716,599	-	-	-	429,959	1,456,790	538,355	3,141,703	2,500,010	5,641,713
President; former	2012	698,896	-	3,000,013	-	454,282	1,071,216	1,835,521	7,059,928	-	7,059,928
President, Xerox
Technology
____________________

*	Mr. Blodgett served as an executive officer during the first quarter of 2014 until he announced his intention to retire from Xerox at year-end and stepped down from his position as President, Xerox Services on April 1, 2014. Mr. Zapfel was hired as President, Xerox Services and appointed Executive Vice President by the Board, both effective April 1, 2014. Mr. Blodgett continued to serve as an officer of the Company, but in a non-executive officer capacity, until his retirement from Xerox on December 31, 2014 in order to provide transitional support to Mr. Zapfel.
**	Mr. Zagalo de Lima served as an executive officer through the second quarter of 2014 until he announced his intention to retire on or before December 31, 2015 and stepped down from his position as President, Xerox Technology, effective July 1, 2014. Mr. Jacobson was promoted to President, Xerox Technology and appointed Executive Vice President by the Board, both effective July 1, 2014. Mr. Zagalo de Lima continued to serve as an officer of the Company, but in a non-executive officer capacity, to provide transitional support to Mr. Jacobson for the remainder of 2014 and will continue to serve as a non-executive officer until his retirement in 2015.

Compensation reported in this table is in U.S. dollars and rounded to the nearest dollar.

(A)	Amounts shown represent base salary paid in 2014. Mr. Jacobson received salary increases in 2014 when he was promoted to Chief Operating Officer, Xerox Technology (13.6%), effective January 1, 2014, and when he was promoted to Executive Vice President and President, Xerox Technology (12%) by the Board of Directors, effective July 1, 2014. These increases were commensurate with his promotions, increased scope of responsibility in leading the Xerox Technology business and internal and peer group compensation. He is the only named executive officer to receive a base salary increase in 2014.
(B)	The Annual Performance Incentive Plan (APIP) awards appear as “Non-Equity Incentive Plan Compensation” in column (E). For Ms. Mikells, the award shown in column (B) represents the second installment of a $1,200,000 cash sign-on award approved by the Board of Directors as part of her new hire package to replace certain equity compensation that she would have received from her previous employer. This award is being paid over three years if Ms. Mikells remains employed by the Company. For more information about this payment, see the Named Executive Officers with Unique Compensation Arrangements section of the CD&A.
(C)	Included in this column are the aggregate grant date fair values of equity awards made to our named executive officers in fiscal year 2014.
Three-year performance share awards under 2013 E-LTIP were granted on January 1, 2014 as follows: Ms. Burns - $7,750,002; Ms. Mikells - $2,500,010; Mr. Jacobson - $1,000,009; Mr. Firestone - $2,000,006; Mr. Blodgett – $3,000,002; and Mr. Zagalo de Lima - $2,500,010. The grant date value of these awards if paid at maximum performance is as follows: Ms. Burns - $11,625,003; Ms. Mikells - $3,750,015; Mr. Jacobson - $1,500,013; Mr. Firestone - $3,000,008; Mr. Blodgett – $4,500,004 and Mr. Zagalo de Lima - $3,750,015. Because the Compensation Committee considers the 2013 E-LTIP awards to be part of 2013 total compensation, the Supplemental Table and footnotes (H) and (I) have been included to reflect these awards as 2013 compensation.
Three-year performance share awards under 2014 E-LTIP were granted on July 1, 2014 as follows: Ms. Burns - $7,750,004; Ms. Mikells - $2,750,007; Mr. Zapfel - $3,400,006; Mr. Jacobson - $2,000,001; Mr. Firestone - $2,000,001; Mr. Blodgett – 3,000,008 and Mr. Zagalo de Lima - $2,500,005. The grant date value of these awards if paid at maximum performance is as follows: Ms. Burns - $11,625,006; Ms. Mikells - $4,125,010; Mr. Zapfel - $5,100,009, Mr. Jacobson - $3,000,002; Mr. Firestone - $3,000,002; Mr. Blodgett – $4,500,012 and Mr. Zagalo de Lima - $3,750,007. Also included in this column is the grant date fair value of a sign-on retention RSU award granted to Mr. Zapfel ($1,000,005) on April 1, 2014 as part of his new hire package and an RSU retention award granted on August 1, 2014 to Mr. Jacobson ($500,006) in connection with his promotion to Executive Vice President and President, Xerox Technology.
As a result of their retirement, Mr. Blodgett and Mr. Zagalo de Lima will vest in a pro rata portion of any earned performance shares, as applicable, under the terms of 2012, 2013 and 2014 E-LTIP (with such pro-ration based on the number of full months of service as an employee during the three-year service period commencing on the grant date), subject to actual performance achievement. Payout will occur on the original vesting date and will not be accelerated.
(D)	There have been no stock options granted by the Company since 2004.
(E)	The Non-Equity Incentive Plan payments under the 2014 APIP, based on 2014 performance, were approved by the Compensation Committee in February 2015. Actual 2014 full year payments were made at 90% of target to Ms. Burns, Ms. Mikells, Mr. Zapfel, Mr. Jacobson, Mr. Firestone, Mr. Blodgett, and Mr. Zagalo de Lima. Mr. Blodgett’s salary was reduced by the equivalent of one week’s pay in connection with one week furloughs for certain Xerox Services employees during 2014. Similar to how short-term incentive payments were handled for other Xerox Services employees, Mr. Blodgett’s APIP payment is based on the full annualized salary prior to the reduction for his furlough. For more information, see the 2014 Performance for Short-Term Incentive Award Payouts section in the CD&A.

(F)	The increase in pension value shown in this column is calculated by determining the increase in the present value of the benefits during 2014. The change in the present value of the accrued pension benefits is impacted by an additional year of age, and by changes in the discount rate and mortality assumptions used in the present value calculation. Since all Xerox U.S. pension plans were frozen as of December 31, 2012, there is no impact of additional service or compensation. The present value is computed using the FASB ASC Topic 715 assumptions in effect on December 31, 2014 and assuming the benefit commences at the earliest retirement date at which unreduced benefits are payable under the Unfunded Supplemental Executive Retirement Plan (age 60 for Ms. Burns and current age for Mr. Firestone who is older than age 60). These assumptions include a discount rate of 3.90% for RIGP and 4.00% for SERP as of December 31, 2014. For 2014, the increase in pension value is primarily attributable to a decrease in the discount rate between 2013 and 2014 and changes in mortality assumptions. Assuming no change in these assumptions in 2014, there would have been an increase of $633,099 in pension value reported for Ms. Burns and $157,615 for Mr. Firestone. For more information, see the U.S. Pension Plans section under the Pension Benefits For the 2014 Fiscal Year table.
For the Xerox International Pension Plan (XIPP), the benefit is calculated at the earliest unreduced retirement age for Mr. Zagalo de Lima of age 56 and 4 months (his age on January 1, 2015) and based on a discount rate of 3.50% as of December 31, 2014. For Mr. Zagalo de Lima whose pension is denominated in euros, the reported amount is the difference between the value as of December 31, 2014 converted to U.S. dollars at a December 31, 2014 exchange rate of 1.2157 dollars per euro, and the value as of December 31, 2013 converted to U.S. dollars at a December 31, 2013 exchange rate of 1.3803 dollars per euro. The present value of Mr. Zagalo de Lima’s benefit declined from December 31, 2013 to December 31, 2014 because of the decline in the exchange rate to convert euros to U.S. dollars. Additionally, this decline is due to the retirement age assumption that is required to be used for proxy disclosure purposes to determine these present values. The present value reported last year, as required, assumed that Mr. Zagalo de Lima retired as of January 1, 2014 which was the earliest age at which he could retire for those December 31, 2013 calculations. As of December 31, 2014, he is now assumed to retire as of January 1, 2015. Based on the early retirement benefits provided by the XIPP on his frozen benefit and the change in the assumed retirement dates, his pension value has declined.
Ms. Burns is the only named executive officer who has a non-qualified deferred compensation balance in the Deferred Compensation Plan for Executives. Each of our named executive officers, with the exception of Mr. Zapfel and Mr. Zagalo de Lima, was a participant in a supplemental savings plan in 2014. No above-market earnings are credited under these plans.

(G)	The table below provides additional data on the amounts included under the “All Other Compensation” column.

Name	Year	Personal Use of the Company Aircraft ($) (1)	Car Allowance ($) (2)	International Assignment Allowance ($) (3)	Life Insurance Premiums Paid by Registrant ($)	Tax Related Reimbursements ($) (4)	401(k) and SSP Company Match ($) (5)	Miscellaneous ($) (6)	Total All Other Compensation ($)
U. M. Burns	2014	84,227	-	-	24,139	-	72,600	6,336	187,302
	2013 2012	29,110 21,250	- -	- -	23,224 22,350	- -	7,650 3,750	7,035 6,610	67,019 53,960
K. A. Mikells	2014	-	-	-	3,412	1,487	29,400	2,701	37,000
	2013	-	-	-	1,555	21,165	-	279,124	301,844
R. K. Zapfel	2014	-	-	-	7,787	-	-	5,041	12,828
J. Jacobson	2014	-	-	-	5,398	2,725	30,765	5,909	44,797
J. A. Firestone	2014	-	-	-	29,386	20	34,272	67	63,745
	2013	-	-	-	28,270	-	35,343	-	63,613
	2012	-	-	-	27,271	-	3,750	2,925	33,946
L. R. Blodgett	2014	-	-	-	-	-	6,252	-	6,252
	2013	-	-	-	774	-	6,669	3,031,324	3,038,767
	2012	-	-	-	4,128	-	-	3,044,816	3,048,944
A. Zagalo de Lima	2014	-	-	268,522	-	877,891	-	1,470	1,147,883
	2013	-	15,650	522,405	-	-	-	300	538,355
	2012	-	26,829	441,896	-	1,366,496	-	300	1,835,521
____________________
(1)	For reasons of security and personal safety, the Company requires the CEO to use Company aircraft for all air travel when possible. The compensation value of personal Company aircraft usage is calculated at the aggregate incremental cost to the Company, which includes primarily the cost of fuel, trip-related service and maintenance, and travel expenses of the flight crew and other contract personnel. Compensation value includes costs associated with “deadhead” legs. On certain occasions, family members and non-business related passengers may accompany an executive on a business flight. In such situations, a de minimis amount of aggregate incremental cost is incurred by the Company.

(2)	All management level employees in Xerox Europe have the option of either receiving a company car or an equivalent cash allowance. Mr. Zagalo de Lima elected to receive a cash allowance. This is a standard practice for international assignees from Xerox Europe. Mr. Zagalo de Lima’s car allowance continued until he transitioned out of the international assignment program on August 1, 2013. There was no car allowance paid to any of the named executive officers in 2014.

(3)	Mr. Zagalo de Lima is a citizen of Portugal and has been working in the United States since 2010. Included in this column are contributions to a funded account which are equivalent to the contributions to the Portuguese social security system that are not permitted during periods of non- Portugal residence ($178,522). These contributions are converted from euros to U.S. dollars based on the spot rates on the dates of payments occurring each month. Mr. Zagalo de Lima transitioned out of the international assignment program on August 1, 2013. As part of Mr. Zagalo de Lima’s transition out of the international assignment program, he received the final payment of the two-year transition allowance approved by the Compensation Committee in the amount of $90,000.

(4)	2014 tax related reimbursements for Ms. Mikells are associated with tax gross-ups on her relocation benefit provided under the Company’s Domestic Relocation Policy for new hires who are requested to relocate. A small portion of her commuting expenses from 2013 were carried over into 2014. The tax reimbursements for Mr. Jacobson were related to business events attended by family members where spouses or guests of participants were invited by the Company to attend. Mr. Zagalo de Lima’s tax related reimbursements are covered under the Xerox international assignment policy and relate to: (i) compensation that was earned prior to his transition out of the international assignment program on August 1, 2013, (ii) his transition allowance described in footnote (3) above and (iii) the Company’s contributions to the funded account with respect to contributions that are not permitted under the Portuguese social security system described in the Pension Plans section of the CD&A and footnote (3) above. Under this policy, Mr. Zagalo de Lima was responsible for paying taxes on salary, short-term and long-term incentive awards and other compensation, but only up to the level he was paying in his home country of Portugal, capped at a maximum tax rate of 56.5%. The tax reimbursement is the difference between what was deducted from his pay using a hypothetical tax rate for his home country and what was paid in the host country.

(5)	In addition to the Company matches under the 401(k) savings plans, this column includes the Company match under the non-qualified supplemental savings plan (SSP) for Ms. Burns ($64,800), Ms. Mikells ($21,600), Mr. Jacobson ($22,965) and Mr. Firestone ($26,472).

(6)	Amounts in this column include financial planning, home security for the Chief Executive Officer, and other incidental benefits. For Ms. Mikells, the amount reported here represents relocation expenses described in footnote (4) above. Also included in this column for Mr. Jacobson is the cost of tickets for his personal guests to a business entertainment event as well as the cost of meals, lodging, entertainment and airfare for his spouse for a business recognition event which he co-hosted and where spouses or guests of participants were invited by the Company to attend.

Supplemental Table

(H & I)

The Compensation Committee considers the 2013 E-LTIP awards granted on January 1, 2014 to be part of the 2013 total compensation for each named executive officer. However, because the 2013 awards were granted on January 1, 2014 (rather than on July 1st of the first year in the performance cycle, as in previous years), the grant date fair value of the 2013 E-LTIP awards are reflected in the “Stock Awards” column (C) of the Summary Compensation Table as 2014 compensation, pursuant to SEC rules, along with the awards granted on July 1, 2014. Column (H) of the Supplemental Table reports the July 1, 2014 awards (made under the 2014 E-LTIP) as compensation in year 2014, and reports the January 1, 2014 awards (made under the 2013 E-LTIP) as compensation in year 2013. Consequently, for 2014, Column (I) represents the amount of compensation reported in the “Total” column, as calculated under the applicable SEC rules, minus the grant date fair value of the January 1, 2014 grant, which is instead reflected as 2013 compensation. For 2013, column (I) represents the amount of compensation reported in the “Total” column, as calculated under the applicable SEC rules, plus the grant date fair value of the January 1, 2014 grant. Mr. Jacobson was not a named executive officer in 2013. Therefore, these columns reflect his 2014 compensation only.

The amounts reported in columns (H) and (I) differ substantially from the amounts reported in the “Stock Awards” and “Total” columns required under SEC rules and are not a substitute for the “Stock Awards” and “Total” columns of the Summary Compensation Table.

For further information on the components of the executive compensation program, see the CD&A.

GRANTS OF PLAN-BASED AWARDS IN 2014

The following table provides additional detail for each of the named executive officers on potential amounts payable under APIP and E-LTIP as presented in the Summary Compensation Table. Threshold, target and maximum award opportunities are provided.

										All Other Stock Awards: Number of Shares or Stock Units (#) (D)	Grant Date Fair Value of Stock Awards ($) (E)

Name	Award	Grant Date (A)	Date of Action (A)	Estimated Future Payout Under Non-Equity Incentive Awards (B)			Estimated Future Payout Under Equity Incentive Awards (C)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
U. M. Burns	2014 APIP			220,000	2,200,000	4,400,000	-	-	-	-	-
	2013 E-LTIP	1/1/14	2/20/13	-	-	-	31,841	636,812	955,218	-	7,750,002
	2014 E-LTIP	7/1/14	2/20/14	-	-	-	31,301	626,010	939,015	-	7,750,004
K. A. Mikells	2014 APIP			70,000	700,000	1,400,000	-	-	-	-	-
	2013 E-LTIP	1/1/14	3/26/13	-	-	-	10,271	205,424	308,136	-	2,500,010
	2014 E-LTIP	7/1/14	2/20/14	-	-	-	11,107	222,133	333,200	-	2,750,007
R. K. Zapfel	2014 APIP			60,000	600,000	1,200,000	-	-	-	-	-
	2014 E-LTIP	7/1/14	3/14/14	-	-	-	13,732	274,637	411,956	-	3,400,006
	RSU Retention	4/1/14	3/14/14	-	-	-	-	-	-	87,413	1,000,005
J. Jacobson	2014 APIP			66,250	662,500	1,325,000	-	-	-	-	-
	2013 E-LTIP	1/1/14	2/22/13	-	-	-	4,109	82,170	123,255	-	1,000,009
	2014 E-LTIP	7/1/14	7/18/13	-	-	-	8,078	161,551	242,327	-	2,000,001
	RSU Retention	8/1/14	7/16/14	-	-	-	-	-	-	38,344	500,006
J. A. Firestone	2014 APIP			71,400	714,000	1,428,000	-	-	-	-	-
	2013 E-LTIP	1/1/14	2/20/13	-	-	-	8,217	164,339	246,509	-	2,000,006
	2014 E-LTIP	7/1/14	2/20/14	-	-	-	8,078	161,551	242,327	-	2,000,001
L. R. Blodgett	2014 APIP			85,000	850,000	1,700,000	-	-	-	-	-
	2013 E-LTIP	1/1/14	2/20/13	-	-	-	12,325	246,508	369,762	-	3,000,002
	2014 E-LTIP	7/1/14	2/20/14	-	-	-	12,116	242,327	363,491	-	3,000,008
A. Zagalo de Lima	2014 APIP			75,000	750,000	1,500,000	-	-	-	-	-
	2013 E-LTIP	1/1/14	2/20/13	-	-	-	10,271	205,424	308,136	-	2,500,010
	2014 E-LTIP	7/1/14	2/20/14	-	-	-	10,097	201,939	302,909	-	2,500,005
____________________
(A)	The “Grant Date” is the effective date of the E-LTIP stock awards. The “Date of Action” is the date on which the values of the awards are approved by the Compensation Committee or the CEO, as applicable. The value of Ms. Mikells 2013 E-LTIP award was approved by the Board of Directors when she was appointed as CFO on March 26, 2013. The value of Mr. Zapfel’s awards were approved by the Board of Directors when he was appointed to the position of Executive Vice President and President, Xerox Services on March 14, 2014. For Mr. Jacobson, an increase to his 1/1/14 grant value was approved in December 2013 in connection with his promotion to Chief Operating Officer, Xerox Technology, which became effective on January 1, 2014. Mr. Jacobson’s total grant value for his 7/1/14 award was established by the Compensation Committee in July 2013 contingent upon being promoted to Executive Vice President and President, Xerox Technology, which was approved by the Board of Directors in 2014 and became effective July 1, 2014. The performance goals were approved by the Compensation Committee in February 2013 for the January 1, 2014 awards and in February 2014 for the July 1, 2014 awards.

(B)	This column reflects the threshold, target and maximum payout opportunity under the 2014 APIP set by the Committee on February 20, 2014. The actual APIP payout, which was based on 2014 performance and paid in April 2015, is presented in the Summary Compensation Table in column (E). The APIP measures and weightings for 2014 were adjusted earnings per share - 50%; revenue growth (at constant currency) - 30%; and operating cash flow – 20%. Threshold payout was determined based on achieving the operating cash flow performance measure only at the minimum performance level. If threshold performance was not achieved on any of the performance measures, there would be no APIP payout. See the Summary Compensation Table, footnote (E), for additional information regarding the actual payout of these awards.

(C)	The threshold, target and maximum payout opportunity for the 2013 and 2014 E-LTIP awards and the methodology for determining the number of shares were approved by the Committee on February 20, 2013 and February 20, 2014, respectively. The number of shares at target for these awards was determined by dividing the approved values of the respective awards by the closing stock price on the grant date and rounding the number of shares up to the nearest share. The closing stock price for these awards follows: 2013 E-LTIP - $12.17; 2014 E-LTIP - $12.38.

Performance shares under the E-LTIP can be earned by achieving three-year cumulative performance goals between threshold and maximum. The performance period for 2013 E-LTIP is January 1, 2013 through December 31, 2015, and the service period is January 1, 2014 through December 31, 2016. The performance period for the 2014 E-LTIP is January 1, 2014 through December 31, 2016, and the service period is July 1, 2014 through June 30, 2017. Performance shares that are earned will vest on January 1, 2017 and July 1, 2017, respectively, subject to the executives’ continued employment.

The performance measures and weightings for 2013 E-LTIP are as follows: adjusted earnings per share - 40%; adjusted operating cash flow - 40%; and revenue growth at constant currency - 20%. The threshold column reflects the lowest number of performance shares that can be earned if three-year cumulative performance is achieved at the minimum level for revenue growth only. The performance measures and weightings for 2014 E-LTIP are as follows: adjusted earnings per share - 50%; revenue growth (at constant currency) - 30%; and adjusted operating cash flow - 20%. The threshold column reflects the lowest number of performance shares that can be earned if three-year cumulative performance is achieved at the minimum level for adjusted operating cash flow only. If threshold performance is not achieved on any of the performance measures, no performance shares will be earned.

The target column reflects the number of performance shares that can be earned if target performance is achieved on all performance measures. The maximum column reflects the greatest number of performance shares that can be earned if maximum or higher performance is achieved on all performance measures. The number of performance shares earned will be interpolated in the event that the Company’s performance varies between threshold and maximum, as determined by the Committee.

(D)	This column includes a new hire sign-on RSU retention award to Mr. Zapfel, as approved by the Board of Directors on March 14, 2014 when he was appointed to the position of Executive Vice President and President, Xerox Services. The RSU award was granted on April 1, 2014 and is scheduled to vest in full on April 1, 2017, provided he remains employed at the Company through the vesting date. This column also includes an RSU retention award granted to Mr. Jacobson, as approved by the Compensation Committee on July 16, 2014 in conjunction with his promotion to Executive Vice President, President, Xerox Technology. The RSU award was granted on August 1, 2014 and is scheduled to vest on August 1, 2017, provided he remains employed at the Company through the vesting date. The number of RSUs was determined by dividing the approved value by the closing market price on the grant date and rounding the number of shares up to the nearest share. The April 1, 2014 closing market price was $11.44, and the August 1, 2014 closing price was $13.04.

(E)	The value reported in this column with respect to the stock awards reported in column (C) is based on the target award and the grant date closing market price noted above in footnote (C). The value reported in this column with respect to the stock awards reported in column (D) is based on the grant date closing market price noted above in footnote (D). This value is recorded over the requisite serviced period as required by FASB ASC Topic 718. See footnote (C) to the Summary Compensation Table and the Long-Term Incentives section in the CD&A for additional information on these equity awards.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

The following table displays outstanding option awards and unvested stock awards held by each of the named executive officers at the end of fiscal year 2014. Included is the number of shares underlying exercisable and unexercisable options, the exercise price and expiration date for all outstanding option awards and the number and market value for all unvested stock awards.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (A)	Number of Securities Underlying Unexercised Options (Un-Exercisable) (#) (A)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (B)	Market Value of Shares or Units of Stock That Have Not Vested ($) (B)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (C)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (C)
U. M. Burns	-	-	-	-	262,600	3,639,636	1,984,975	27,511,754
K. A. Mikells	-	-	-	-	129,871	1,800,012	427,557	5,925,940
R. K. Zapfel	-	-	-	-	87,413	1,211,544	274,637	3,806,469
J. Jacobson	-	-	-	-	117,168	1,623,948	290,312	4,023,724
J. A. Firestone	-	-	-	-	84,710	1,174,081	558,843	7,745,564
L. R. Blodgett	425,117	-	8.35	7/9/2017	101,652	1,408,897	768,378	10,649,719
	200,235	-	6.33	8/20/2019	-	-	-	-
A. Zagalo de Lima	-	-	-	-	148,243	2,054,648	640,316	8,874,780
____________________
(A)	Mr. Blodgett’s stock options are 100% vested and exercisable. There have been no stock options granted by the Company since 2004. Mr. Blodgett’s stock options are ACS options that were converted to Xerox stock options upon Xerox’s acquisition of ACS.

(B)	The awards presented in these columns include earned performance share awards that have not vested (as of December 31, 2014), granted under the E-LTIP on July 1, 2012, January 1, 2014 (which the Compensation Committee deems to be 2013 compensation) and July 1, 2014. These awards will vest on July 1, 2015, January 1, 2017 and July 1, 2017, respectively. Also included are unvested restricted stock units granted under E-LTIP to Mr. Zapfel on April 1, 2014 which will vest on April 1, 2017 and to Mr. Jacobson on April 1, 2012 and on August 1, 2014 which vest on April 1, 2015 and on August 1, 2017, respectively. The value of these awards is based on the $13.86 closing market price of Xerox Common Stock on December 31, 2014.

(C)	The awards presented in these columns consist of unearned performance share awards that have not vested (as of December 31, 2014) at target granted under the E-LTIP on July 1, 2012, January 1, 2014 and on July 1, 2014. The performance period for the July 2012 award is January 1, 2012 through December 31, 2014, for the January 2014 grant is January 1, 2013 through December 31, 2015 and for the July 1, 2014 grant is January 1, 2014 through December 31, 2016. The value of these awards is based on the $13.86 closing market price of Xerox Common Stock on December 31, 2014.

As noted above, for purposes of this table, all shares that were unearned as of December 31, 2014 are reported in column (C).

As determined by the Committee in February 2015, no additional shares were earned for the 2012 E-LTIP performance share award based on 2014 annual performance. However, an additional 48.98% of this award will be earned for three-year cumulative performance and will vest on July 1, 2015, as follows: Ms. Burns – 482,268 shares, Mr. Jacobson – 31,115 shares, Mr. Firestone – 155,571 shares, Mr. Blodgett – 155,591 shares and Mr. Zagalo de Lima – 155,571 shares. The total number of shares that each named executive officer earned for the 2012 performance share award is as follows: Ms. Burns – 744,868 shares, Mr. Jacobson – 48,057 shares, Mr. Firestone – 240,281 shares, Mr. Blodgett – 257,243 shares and Mr. Zagalo de Lima – 240,281 shares. The shares reflected for Mr. Blodgett are prorated based on his December 31, 2014 retirement date.

OPTION EXERCISES AND STOCK VESTED IN 2014

The following table shows amounts realized by the named executive officers on options that were exercised and stock awards that vested during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (A)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (B)	Value Realized on Vesting ($) (C)
U. M. Burns	-	-	453,368	5,612,696
K. A. Mikells	-	-	-	-
R. K. Zapfel	-	-	-	-
J. Jacobson	-	-	-	-
J. A. Firestone	-	-	151,123	1,870,903
L. R. Blodgett	1,310,886	5,866,098	151,123	1,870,903
A. Zagalo de Lima	-	-	339,333	4,161,418
____________________

(A)	Only Mr. Blodgett had outstanding stock options as of year-end 2014.

(B)	Shares shown in this column include performance shares that vested under the 2011 E-LTIP and, for Mr. Zagalo de Lima, an RSU retention award that was granted in 2010. All these shares are subject to a holding period. Executives must retain 50% of net shares for the later of one year or until they achieve their required stock ownership level.

(C)	The aggregate dollar amount realized upon vesting includes the value of shares withheld to pay taxes.

PENSION BENEFITS FOR THE 2014 FISCAL YEAR

The following table reflects the actuarial present value for the named executive officers’ total accumulated benefit as of December 31, 2014 under the pension plans in which they participate. Mr. Zagalo de Lima’s benefit is based on a December 31 measurement date and a conversion from euros to U.S. dollars at an exchange rate on December 31, 2014 of 1.2157 U.S. dollars per euro. See the Pension Plans section of the CD&A for a description of the U.S. and International pension plans.

Name	Plan Name (A)	Number of Years of Credited Services (#)	Present Value of Accumulated Benefit ($) (B)	Payments During Last Fiscal Year ($)
U. M. Burns	Retirement Income Guarantee Plan	31.5	1,174,664	-
	Unfunded Supplemental Executive Retirement Plan	31.5	15,275,658	-
K. A. Mikells	-	-	-	-
R. K. Zapfel	-	-	-	-
J. Jacobson	-	-	-	-
J. A. Firestone	Retirement Income Guarantee Plan	14.5	552,019	-
	Unfunded Supplemental Executive Retirement Plan	14.5	5,508,114	-
L. R. Blodgett	-	-	-	-
A. Zagalo de Lima	Xerox International Pension Plan	30	6,382,822	-
____________________

(A)	Pension benefits are provided to the named executive officers under the Retirement Income Guarantee Plan (RIGP), the Unfunded Retirement Income Guarantee Plan (Unfunded RIGP), the Unfunded Supplemental Executive Retirement Plan (SERP) and, for Mr. Zagalo de Lima, the Xerox International Pension Plan. For named executive officers qualifying for SERP benefits, the Unfunded RIGP benefit is included in the SERP benefit. The Unfunded RIGP benefit would only come into play on a stand-alone basis should Ms. Burns leave the Company before qualifying for the SERP.

(B)	All calculations are based on actual pay.

The benefit formulas and assumptions used to calculate these estimates are as follows:

U.S. Pension Plans

Effective December 31, 2012, all future accruals under RIGP, Unfunded RIGP and SERP were frozen and no future benefits have been (or will be) accrued following that date.

The pay used to calculate the RIGP, Unfunded RIGP and SERP benefits is base pay plus actual short-term incentive payment (incentive payment is considered for the calendar year in which it is paid). The present value of the accumulated benefit is the present value of the benefit payable at the earliest unreduced retirement age (60 for Ms. Burns and current age for Mr. Firestone) based on the following assumptions: 85% of participants are assumed to elect a lump sum from RIGP; SERP benefits which are not available as lump sums are assumed to be paid as 50% Joint and Survivor annuities; pre-retirement FASB ASC Topic 715 discount rate of 3.90% for RIGP and 4.00% for SERP; no pre-retirement mortality or turnover assumed; post-retirement FASB ASC Topic 715 discount rate of 4.00% (4.90% for RIGP lump sums); and post-retirement mortality for RIGP lump sums is based on a 50% weighted male and 50% weighted female RP 2014 mortality table, which is expected to be used as Applicable Mortality after 2016, with Applicable Mortality as defined for lump sum calculations under Section 417(e) of the Internal Revenue Code. The RP 2014 white collar Mortality table with projection in accordance with MP 2014 to year of payment is used for annuitant mortality for purposes of SERP benefits. Although all of the pension plans do not provide unreduced benefits at the ages previously noted, the SERP supplements these other pension plans to deliver an overall unreduced retirement benefit at these ages. Therefore, age 60 is the earliest unreduced retirement age for SERP participants.

RIGP benefits are determined as the greater of a Highest Average Pay formula benefit (1.4% of five-year Highest Average Pay multiplied by benefit service of up to 30 years), a Cash Balance Retirement Account and a retirement account that was transferred to RIGP in 1990. Early retirement benefits under RIGP are available for employees who leave the Company at age 55 with 10 years of service or later and the Highest Average Pay formula is reduced from age 65 (or age 62 with 30 years of service) at 5% per year based on age at distribution or annuity commencement. Ms. Burns and Mr. Firestone are currently eligible for early retirement. The RIGP benefits are generally based on total pay, subject to IRS limits on the compensation that can be reflected in a qualified plan.

Unfunded RIGP benefits are generally determined under the same terms as the RIGP benefit, except the pay used in the Highest Average Pay formula is not subject to IRS limits and, for years in which pay was deferred under the Deferred Compensation Plan for Executives, this deferred compensation was included for the year it was deferred. Unfunded RIGP also provides for an Unfunded RIGP Cash Balance Retirement Account (CBRA). This Unfunded RIGP CBRA provides pay credits on pay in excess of the IRS limits for years 2003 and later and interest on these pay credits while the Highest Average Pay formula reflects all years of service. The purpose of Unfunded RIGP is to replace benefits that cannot be provided in RIGP due to IRS compensation limits.

SERP benefits are determined under a different formula than RIGP and with the same pay used for Unfunded RIGP. SERP benefits reflect base pay plus short-term incentive (not subject to any limits) and are determined under a formula that provides a benefit of 1-2/3% of five-year Highest Average Pay less 1-2/3% of Social Security multiplied by benefit service of up to 30 years. This basic formula is subject to the following adjustments: SERP participants are entitled to a minimum benefit of 25% of Highest Average Pay less 25% of Social Security. A total benefit is determined by the SERP formula. The total benefit is offset by the RIGP benefit and the remaining benefit is paid from the SERP and referred to as the SERP benefit.

The named executive officers covered by the SERP are eligible to commence SERP benefits upon retirement (with a 6 month delay) on or after the attainment of age 60 with 10 years of service. SERP benefits that commence at these ages are not reduced for early commencement. Mr. Firestone has reached the age 60 with 10 years of service SERP eligibility requirement. The SERP was originally designed to permit executive officers to retire with unreduced benefits at age 60 (instead of the age 62 with 30 years of service or the age 65 provisions in RIGP).

International Pension Plan

Mr. Zagalo de Lima is a citizen of Portugal. He had been on international assignment in the United Kingdom and then moved to an international assignment in the United States. He is not covered by qualified and non-qualified plans in the U.S. and does not have local retirement plans (other than Portuguese social security and an arrangement to deliver the value of social security contributions for periods in which they cannot be made due to residency issues; this arrangement is referred to as his “social security replacement benefits”). The Xerox International Pension Plan (XIPP) was established to provide benefits for Mr. Zagalo de Lima to supplement these Portuguese social security and social security replacement benefits. The pay used to calculate the XIPP benefit is 166.67% of his base pay upon his retirement. The XIPP formula targeted a total retirement income of 60% of pay before age 65 and 70% of pay after age 65 when combined with the Portuguese social security benefits as defined by the XIPP. These benefits were funded and the XIPP assets are accumulated in an insurance contract. If the XIPP assets as of retirement exceed the value of the formula benefit (the formula benefit is net of the Portuguese social security benefits as defined by the XIPP), the XIPP assets will be distributed in lieu of any other benefits under the XIPP. If the formula benefit exceeds the value of the XIPP assets, the XIPP assets will be distributed and a single sum payment for the excess will be paid by the Company. As of December 31, 2014, the value of the formula benefit exceeded the value of his XIPP assets. XIPP benefits for Mr. Zagalo de Lima are paid as a lump sum. The present value is calculated at an ASC Topic 715 discount rate of 3.50%, no pre-age 65 mortality, post-age 65 mortality in accordance with the RP 2000 Mortality table projected to year of payment, and no turnover assumed.

NON-QUALIFIED DEFERRED COMPENSATION FOR THE 2014 FISCAL YEAR

The Non-Qualified Deferred Compensation table discloses executive and employer contributions, as applicable, named executive officer withdrawals and earnings, if any, and fiscal year end balances under the Xerox Corporation Deferred Compensation Plan for Executives (Deferred Compensation Plan), the Xerox Corporation Supplemental Savings Plan (SSP) and the Xerox Services Supplemental Savings Plan (XSSP).

Name	Plan Name (A)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (B)	Aggregate Earnings in Last FY ($) (B)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
U. M. Burns	Deferred Compensation Plan	-	-	13,016	-	414,641
	SSP	64,800	64,800	756	-	130,356
K. A. Mikells	SSP	21,600	21,600	196	-	43,396
R. K. Zapfel	-	-	-	-	-	-
J. Jacobson	SSP	22,965	22,965	598	-	71,339
J. A. Firestone	SSP	26,472	26,472	1,000	-	109,578
L. R. Blodgett	XSSP	625,240	-	42,682	-	667,923
A. Zagalo de Lima	-	-	-	-	-	-
____________________

(A)	The Deferred Compensation Plan was frozen in 2002. Deferrals into the plan have not been permitted since 2001.

(B)	No portion of the aggregate earnings in the last fiscal year is reported in the Summary Compensation Table as above market interest. All registrant contributions are reported as “All Other Compensation” in the Summary Compensation Table.

Deferred Compensation Plan

Before the Deferred Compensation Plan was frozen, it allowed for the deferral of base salary (up to 50%) and short-term incentive and performance units (up to 100%) as long as the compensation would have been payable in cash if not deferred. Participants were required to elect the percentage to be deferred, the investment applicable to the amount deferred and the method of payment. Payments to Ms. Burns, based on her elections, will commence in the year of retirement (or year following if retirement is after July 1) and will be paid annually for 5 years. Under this plan, there is also an opportunity for in-service hardship withdrawals if approved by the Chief Executive Officer (or by the Board of Directors in the case of a request by the Chief Executive Officer). In the event of a Change in Control, deferred compensation balances will be paid out in a lump sum.

Supplemental Savings Plan

Effective January 1, 2013, with the freeze of all U.S. pension benefits, the Company adopted the SSP to allow compensation deferrals in excess of IRS limits. This is an unfunded nonqualified plan which provides a notional 100% match on employee deferrals of 3% of pay over the IRS limits.

To participate, employees must elect to defer by December 31 of the year preceding the year of the employee deferral; the employee deferral is 3% of pay over the IRS limits (employees can elect to have a 3% employee deferral or not to participate at all). Employee deferrals will be credited to notional accounts no later than the end of the year in which the deferrals were deducted from pay. The match will be credited to a notional account no later than the end of the first quarter following the year of deferral. Interest is credited at a rate defined by the Company before the first day of any period for which the interest will accrue. Such interest rate must be a reasonable rate as defined by Treasury Regulation Section 31.3121(v)(2)-1(d) and, with respect to any named executive officer, shall not be greater than the highest rate that may be utilized that is not subject to disclosure under 17 C.F.R. Section 229.402. Ms. Burns, Ms. Mikells, Mr. Jacobson and Mr. Firestone elected to participate in the SSP in 2014.

All balances are fully vested. The distribution of benefits from the SSP is as a single sum payment which is made 6 months after the date the participant separates from service.

Xerox Services Supplemental Savings Plan

Under the XSSP, “highly compensated employees” (as defined under the Employee Retirement Income Security Act), including Mr. Blodgett, may defer up to 85% of their base salary, bonus and commissions. To participate, employees must elect to defer by December 31 of the year preceding the year of the employee deferral. Notional earnings on participant contributions are credited to each participant’s account based on the market rate of return of the available investment alternatives offered under the XSSP. Participants may change the asset allocation of their account balance or make changes to the allocation for future contributions at any time. Xerox Services may make discretionary employer contributions for plan participants, as approved by the Senior Vice President, Chief Human Resource Officer. In 2014, Mr. Blodgett was eligible to participate and elected to defer compensation under the XSSP. There was no Company match for Mr. Blodgett under this plan in 2014. In connection with his December 31, 2014 retirement from the Company, Mr. Blodgett’s balance under the XSSP will be paid out to him in installments in accordance with his distribution election under the plan commencing 6 months following retirement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to named executive officers in the event of a termination of employment or a change in control. The amount of compensation payable to each named executive officer assuming that each hypothetical termination or change-in-control situation occurred on December 31, 2014 is listed in the table below. The equity awards presented in this table reflect grants not vested as of December 31, 2014 and are based on the closing market price of Xerox Common Stock of $13.86 as of December 31, 2014. For Mr. Zagalo de Lima, the conversion to dollars is based on the exchange rate on December 31, 2014 of 1.2157 dollars per euro.

	Lump Sum Payments ($)	Non- Equity Incentive Awards ($)	Equity Incentive Awards ($)	Qualified Pension Benefits ($)	Non- Qualified Pension Benefits ($)	Healthcare/ Life Insurance Benefits ($)	Total Termination Benefits ($)
U. M. Burns
●Voluntary Termination/Retirement (A)	-	2,200,000	15,762,063	1,185,783	12,129,536	-	31,277,382
●Involuntary Termination not for Cause (B)	719,231	2,200,000	15,762,063	1,185,783	12,129,536	-	31,996,613
●Involuntary or Good Reason Termination after Change in Control (CIC) (C)	6,600,000	2,200,000	31,151,390	1,185,783	13,186,343	77,239	54,400,755
●Death (D)	-	2,200,000	31,151,390	593,733	4,893,421	3,300,000	42,138,544
K. A. Mikells
●Voluntary Termination/Retirement (A)	-	-	-	-	-	-	-
●Involuntary Termination not for Cause (B)	1,995,000	-	1,462,188	-	-	-	3,457,188
●Involuntary or Good Reason Termination after Change in Control (CIC) (C)	2,800,000	700,000	7,725,952	-	-	46,204	11,272,156
●Death (D)	-	700,000	7,725,952	-	-	2,100,000	10,525,952

		Lump Sum Payments ($)	Non- Equity Incentive Awards ($)	Equity Incentive Awards ($)	Qualified Pension Benefits ($)	Non- Qualified Pension Benefits ($)	Healthcare/ Life Insurance Benefits ($)	Total Termination Benefits ($)
R. K. Zapfel
●	Voluntary Termination/
	Retirement (A)	-	-	-	-	-	-	-
●	Involuntary Termination not for
	Cause (B)	800,000	800,000	634,414	-	-	-	2,234,414
●	Involuntary or Good Reason
	Termination after Change in
	Control (CIC) (C)	3,200,000	800,000	5,018,013	-	-	54,938	9,072,951
●	Death (D)	-	800,000	5,018,013	-	-	2,400,000	8,218,013
J. Jacobson
●	Voluntary Termination/
	Retirement (A)	-	-	-	-	-	-	-
●	Involuntary Termination not for
	Cause (B)	350,000	700,000	1,486,610	-	-	-	2,536,610
●	Involuntary or Good Reason
	Termination after Change in
	Control (CIC) (C)	2,800,000	700,000	5,647,673	-	-	42,441	9,190,114
●	Death (D)	-	700,000	5,647,673	-	-	2,100,000	8,447,673
J. A. Firestone
●	Voluntary Termination/
	Retirement (A)	-	714,000	4,801,437	601,065	6,028,740	-	12,145,242
●	Involuntary Termination not for
	Cause (B)	357,000	714,000	4,801,437	601,065	6,028,740	-	12,502,242
●	Involuntary or Good Reason
	Termination after Change in
	Control (CIC) (C)	2,856,000	714,000	8,919,645	601,065	5,049,870	89,940	18,230,520
●	Death (D)	-	714,000	8,919,645	375,559	5,475,490	2,142,000	17,626,694
A. Zagalo de Lima
●	Voluntary Termination/
	Retirement (A)	160,714	750,000	5,084,555	-	6,382,822	-	12,378,091
●	Involuntary Termination not for
	Cause (B)	-	-	-	-	-	-	-
●	Involuntary or Good Reason
	Termination after Change in
	Control (CIC) (C)	3,160,714	750,000	10,929,428	-	6,382,822	82,353	21,305,317
●	Death (D)	160,714	750,000	10,929,428	-	6,382,822	4,095,238	22,318,202

Mr. Blodgett retired from the Company on December 31, 2014, and is not included in this table. Mr. Blodgett received an APIP award for 2014 performance payable in April 2015 ($765,000). In addition, he will receive his pro-rated 2012 E-LTIP award of 257,243 shares of Xerox stock, which will vest on the original vesting date of July 1, 2015, and also a pro-rated number of shares for his 2013 and 2014 E-LTIP awards, which will vest on the original vesting dates of January 1, 2017 and July 1, 2017, respectively, subject to performance achievement. Mr. Blodgett also became entitled to payment of his deferred compensation balance.

____________________

(A)	Ms. Burns, Mr. Firestone, and Mr. Zagalo de Lima are retirement eligible. Assuming retirement on December 31, 2014, they would receive a short-term incentive (Non-Equity Incentive Award) for full-year 2014 performance if approved by the Committee. The amount shown above reflects payout at target (actual payout could be higher or lower). In addition, Ms. Burns, Mr. Firestone and Mr. Zagalo de Lima would be eligible to receive pro-rated performance shares (based on the number of full months of service as an employee during the three-year service period commencing on the grant date under the terms of the E-LTIP, shown at target but subject to actual performance achievement), vested pension benefits, if any, and their deferred compensation balance, if any. In addition, Mr. Zagalo de Lima would receive a payment equal to three pay periods of base salary under Portuguese law. Ms. Mikells, Mr. Zapfel and Mr. Jacobson are not retirement eligible and would not receive any payments if they left voluntarily. Mr. Zagalo de Lima stepped down from his position as an executive officer of the Company in July 2014 and remains employed with the Company in a non-executive capacity for transition purposes and is compensated as described under Named Executive Officers With Unique Compensation Arrangements in the CD&A. Mr. Zagalo de Lima is entitled to each of the benefits described in this footnote in connection with his retirement from employment with the Company.

Short-term incentive awards, long-term incentive awards and U.S. non-qualified pension plan benefits are subject to clawback provisions as described in the Compensation Recovery Policy (Clawbacks) section in the CD&A.

(B)	Assuming involuntary termination without cause, under the terms of the Company’s U.S. workforce surplus policy, Ms. Burns, Mr. Jacobson and Mr. Firestone would be eligible for salary continuance payments based on their years of service as follows: Ms. Burns – 34 weeks and Mr. Jacobson and Firestone – 26 weeks. Ms. Mikells would receive a severance payment pursuant to the arrangement approved as part of her new hire package which remains in effect until her fourth anniversary of employment with the Company. Under this arrangement, Ms. Mikells would receive a payment equivalent to 18 months of her annual base salary plus 18 months of her short-term incentive, based on the actual payout factor for 2014. Mr. Zapfel would receive a severance payment pursuant to the arrangement approved as part of his new hire package which remains in effect until the second anniversary of his employment with the Company. Under this arrangement, Mr. Zapfel would receive a payment equivalent to his annual base salary paid out over twelve months. The amounts reported in the table assume salary continuance is paid as a lump sum although such payments are generally paid periodically consistent with the normal payroll cycle during active employment. In addition, all named executive officers would receive: (i) a short-term incentive payment (Non-Equity Incentive Award) for 2014 performance, shown at target (actual payout could be higher or lower) (with the exception of Ms. Mikells who until her fourth anniversary of employment with the Company would receive her short-term incentive as part of her severance payment, as previously described in the CD&A), (ii) pro-rated performance shares (based on the number of full months of service as an employee during the three-year service period commencing on the grant date per the terms of the E-LTIP, shown at target but subject to actual performance achievement), (iii) their deferred compensation balance, if any, and (iv) vested pension benefits, if any. This termination scenario does not apply to Mr. Zagalo de Lima based on his settlement agreement as described in the Named Executives with Unique Compensation Arrangements section in the CD&A.

(C)	Change-in-control (CIC) severance agreements for all named executive officers provide specified severance benefits if, within two years following a change in control of the Company, employment is terminated either:

●	involuntarily other than for cause, death, or disability, or
●	voluntarily for good reason.

These severance benefits include:
●	A lump sum cash payment equal to 2 times the then-current annual base salary and short-term incentive award target.
●	Continuation of specified welfare benefits at active employee rates for a period of 24 months.
●	Payment of reasonable legal fees and expenses incurred when the named executive officer, in good faith, is involved in a dispute while seeking to enforce the benefits and rights provided by the severance agreement.

●	In addition, pursuant to the terms of the applicable agreements, upon involuntary or good reason termination, these executives would also be entitled to: (i) accelerated vesting of stock awards, which will occur following a change in control only upon an involuntary termination of employment (other than a termination for cause) or a voluntary termination for good reason (commonly described as “double-trigger”); and (ii) a short-term incentive (Non-Equity Incentive Award) payment for the 2014 performance shown at target (actual payout could be higher or lower).

If excise tax is payable, the Company will reduce the named executive officer’s CIC payment to a level that will not trigger an excise tax payment if it is determined that doing so will result in a greater net after-tax amount for the executive.

In addition to the benefits above, when the change in control occurs, Ms. Burns and Mr. Firestone are immediately entitled to payment of the present value of the accrued non-qualified U.S. pension benefits, as of the date of a change in control, provided the change in control conforms with applicable tax regulations regarding deferred compensation. Payment is made without regard to the plan’s requirements for age or years of service. In the event of a change in control that does not conform with deferred compensation regulations, participants will vest in the plan benefits but will receive payment according to the normal payment provisions of the plans. The Committee views this payment upon a conforming change in control and accelerated vesting upon a nonconforming change in control as appropriate in order to protect the pension benefit that the named executive officer has earned at Xerox. A payment to Mr. Zagalo de Lima of his policy value under the Xerox International Pension Plan would only be made upon his termination of employment. (See “Non-Qualified Pension Benefit” below for additional information concerning this benefit.) In addition, Mr. Zagalo de Lima would receive a payment equal to three pay periods of base salary in accordance with Portuguese law.

Each change-in-control severance agreement provides that the executive will remain an employee of the Company for nine months following a potential change in control or until the date which the named executive officer is first entitled to receive the benefits described above, if earlier. (See “Change-in-control Severance Agreement” below for additional information.)

(D)	Following death, the estates or, with respect to certain types of payments and elections made, the spouses of all named executive officers would receive payment of a 2014 short-term incentive shown at target (actual payout could be higher or lower); accelerated vesting of performance shares at target, and restricted stock units, if any; deferred compensation balance, if any; a life insurance benefit; and vested pension benefits, if any. Subject to certain eligibility conditions, the pension death benefit is generally a 50% survivor annuity or, if eligible to retire under the SERP, a 100% survivor annuity. Mr. Zagalo de Lima’s estate would also receive a payment equal to three pay periods of base salary in accordance with Portuguese law.

Termination Following Disability

Assuming termination following disability on December 31, 2014, all named executive officers would be eligible for pro-rated performance shares (based on the number of full months of service as an employee during the three-year service period commencing on the grant date) per the terms of the E-LTIP, their deferred compensation balance, and vested pension benefits, if any, as shown for “Voluntary Termination/ Retirement.” Ms. Mikells and Mr. Zapfel would also receive severance benefits as described in footnote (B) above.

Involuntary Termination for Cause

Assuming involuntary termination for cause due to engagement in detrimental activity against the Company, there would be no payments to Ms. Burns, Ms. Mikells, Mr. Zapfel, Mr. Jacobson, Mr. Zagalo de Lima (unless prohibited by applicable local law) and Mr. Firestone other than their deferred compensation balance, if any, and vested qualified pension benefits, if any. All unvested shares and non-qualified pension benefits would be immediately cancelled upon termination for cause for all named executive officers. See the Compensation Recovery Policy (Clawbacks) section of the CD&A for additional information.

Other Payments

Similar to other employees of the Company, U.S. executives who are retirement eligible, based on age and actual years of service, would receive retiree health care benefits. Ms. Burns and Mr. Firestone would be eligible for retiree health care benefits if they separated from the Company on December 31, 2014. Also, like other employees, the named executive officers would be eligible for payment of all earned and accrued but unused vacation due as of the date of the separation (or last day worked prior to salary continuance if applicable) under the terms of the Company’s vacation policy.

Non-Qualified Pension Benefit

In the event of a change in control, the non-qualified pension amounts shown in the table above for Ms. Burns and Mr. Firestone represent the lump sum payments that would be paid for all non-qualified pension benefits. Ms. Mikells, Mr. Zapfel and Mr. Jacobson are not participants in our non-qualified pension plan. These amounts were calculated as specified in the Unfunded Supplemental Executive Retirement Plan based on the present value of future benefits using the minimum required interest rate and mortality for qualified plan lump sum payments. These benefits would not be paid as a lump sum without the occurrence of a change in control that conformed to deferred compensation tax regulations. The present value of the benefits payable upon an event other than a change in control represents the present value of the accumulated benefits for each participant. Since these amounts are not paid as lump sums, and for change in control purposes, this present value is already determined using the required section 280G assumptions. These assumptions have been used for this purpose as well to express these benefits as a present value. These present values are based on assumed termination of employment on December 31, 2014. A payment to Mr. Zagalo de Lima of his policy value would not be accelerated upon a change in control and would only be made in connection with his termination of employment.

Change-in-Control Severance Agreement

Generally, for purposes of change-in-control severance agreements, a change in control is deemed to have occurred, subject to specific exceptions, if:

●	Any person beneficially owns 20 percent or more of the combined voting power of our outstanding securities.
●	A majority of our Directors are replaced under specific circumstances.
●	There is a merger or consolidation involving the Company unless (i) the directors of the Company who were members of the board immediately before the merger/consolidation continue to constitute a majority of the board of directors or (ii) the merger/consolidation is effected to implement a recapitalization and no person becomes the beneficial owner of 20 percent or more of the combined voting power of the Company’s then outstanding voting securities.

●	All or substantially all of the Company’s assets are sold, or the Company’s shareholders approve a plan of complete liquidation or dissolution.

A voluntary termination for good reason in the event of a change in control includes:

●	The material diminution of authority, duties, or responsibilities, including being an executive officer of the Company before a change in control and ceasing to be an executive officer of the surviving company. The change-in-control benefits for this provision will only be triggered if the executive officer has not voluntarily terminated his/her employment and the “material diminution of authority, duties, or responsibilities” has occurred and not been remedied, in either case, before the second anniversary of the potential change in control of the Company.

●	A material reduction in annual base salary or annual target short-term incentive, except to the extent such reduction is consistent with an across-the-board reduction for employees.
●	A material change in the geographic location where the executive is required to be based.
●	Failure by the Company to continue any material compensation or benefit plan, vacation policy, or any material perquisites unless an alternative plan is provided, or failure to continue the executive’s participation in these plans.

●	Failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform in a manner consistent with the change-in-control agreement.

EQUITY COMPENSATION PLAN INFORMATION

The Equity Compensation Plan Information table provides information as of December 31, 2014, with respect to shares of Xerox Common Stock that may be issued under our existing equity compensation plans, including the 2004 Performance Incentive Plan; Xerox Corporation 2004 Equity Compensation Plan for Non-Employee Directors (2004 Directors Plan); and two plans from the acquisition of ACS - the 2007 Equity Incentive Plan (2007 ACS Plan) and the 1997 Stock Incentive Plan (1997 ACS Plan).

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights (#) (A)		Weighted-Average Exercise Price of Outstanding Options and Rights ($) (B)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A) (#) (C)
Equity Compensation Plans
Approved by Shareholders	39,136,908	(1)	7.00	(1)	82,690,481	(3)
Equity Compensation
Plans Not Approved
by Shareholders	0	(2)	0		0	(3)
Total	39,136,908		7.00		82,690,481	(4)
____________________

(1)	Consists of (i) 11,522,039 RSUs outstanding under the 2004 Performance Incentive Plan; (ii) 20,720,836 performance shares outstanding under the 2004 Performance Incentive Plan, reflected at target; (iii) 660,110 DSUs outstanding under the 2004 Directors Plan; (iv) 6,114,944 outstanding options under the 2007 ACS Plan and 1997 ACS Plan; and (v) 118,979 deferred shares that have vested and are pending delivery. Prior to 2009, executives were eligible to defer delivery of their vested stock award.

In connection with the acquisition of ACS in February 2010, the outstanding ACS options were converted into 96,662,000 Xerox options, of which 6,114,944 remain outstanding as of December 31, 2014. The weighted average exercise price shown in column B of this table does not take into account RSUs, performance shares or DSUs.

(2)	All current equity compensation plans have been approved by shareholders.

(3)	The 1997 and 2007 ACS Plans were discontinued as of February 5, 2010. No further grants can be made under these plans. Any shares that are cancelled, forfeited, or lapse under the 2004 Performance Incentive Plan become available again for issuance under the 2004 Performance Incentive Plan. Any shares that are cancelled, forfeited or lapse under the 2004 Directors Plan become available again for issuance under the 2004 Directors Plan.

(4)	The number above reflects the shares available if all grants are made in the form of options. As anticipated, if all remaining shares are issued as full value shares instead of options, approximately 49,604,368 shares would be available for issuance as of December 31, 2014 (47,674,281 shares under 2004 Performance Incentive Plan and 1,930,087 shares under 2004 Directors Plan). Under the terms of the 2004 Performance Incentive Plan and the 2004 Directors Plan, each one (1) stock option issued is counted as 0.6 of a share.

OTHER INFORMATION

Indemnification Actions

The Company’s by-laws provide for indemnification of officers and directors to the fullest extent permitted by New York law. For acts that occurred prior to ACS’s acquisition by Xerox, ACS’s by-laws and charter in effect at the time provide for indemnification of officers, directors and employees to the fullest extent permitted by Delaware law. Mr. Blodgett is also indemnified pursuant to a separate indemnification agreement (the “Blodgett Indemnification Agreement”) entered into with ACS, which was assumed by the Company in connection with our acquisition of ACS. Consistent with our by-laws, the ACS by-laws and charter, and the Blodgett Indemnification Agreement, in connection with In the Matter of Affiliated Computer Services, Inc. (FW-3604), the previously disclosed investigation by the SEC, the Company advanced counsel fees and other reasonable fees and expenses, actually and necessarily incurred by Mr. Blodgett and a former officer involved in this matter. The Company advanced an aggregate of approximately $677,668 of such fees and expenses since the previous report to shareholders. On August 28, 2014, the SEC announced that Mr. Blodgett and the former employee agreed to resolve the SEC charges. To settle the SEC’s charges, Mr. Blodgett agreed to pay $412,732 of disgorgement and pre-judgment interest, plus a penalty of $52,000, and the former employee agreed to pay $156,595 of disgorgement and pre-judgment interest, plus a penalty of $52,000. Xerox was obligated to indemnify Mr. Blodgett and the former employee for their defense costs in connection with this matter and the payments other than penalties. Also consistent with our by-laws, in connection with In re Xerox Corporation Securities Litigation, the Company advanced counsel fees and other reasonable fees and expenses, actually and necessarily incurred by the former officers involved in this matter. The Company advanced an aggregate of approximately $12,260 of such fees and expenses since the previous report to shareholders. In accordance with the requirements of the Business Corporation Law of the State of New York (BCL), each of the individuals was required to execute an undertaking to repay such expenses if they were finally found not to be entitled to indemnification under the Company’s by-laws, the BCL and/or Delaware Corporate Law.

Directors and Officers Liability Insurance and Indemnity

On August 18, 2014, the Company renewed its policies for directors and officers liability insurance. The policies are issued by Federal Insurance Company, XL Specialty Insurance Company, St. Paul Mercury Insurance Company, Twin City Fire Insurance Company, Houston Casualty Company, Arch Specialty Insurance Company, ACE American Insurance Company, Allied World Assurance Company, Axis Reinsurance and Illinois National Insurance Company. The policies expire August 18, 2015, and the total annual premium is approximately $2.9 million.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to act as independent auditors of the Company for 2015. PwC has been retained as the Company’s independent registered public accounting firm since 2001. Representatives of the firm are expected to be at the meeting to respond to appropriate questions and to make a statement, if they wish.

Principal Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PwC were ($ in millions):

	2014	2013
Audit Fees	$19.0	$18.9
Audit Related Fees	2.4	2.3
Tax Fees	0.4	0.8
All Other Fees	0.1	0.1
Total Fees	$21.9	$22.1

Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Company in accordance with standards of the Public Company Accounting Oversight Board, statutory and subsidiary audits, procedures performed in connection with documents filed with the SEC, consents, comfort letters and other services required to be performed by our independent auditors.

Audit Related fees were for assurance and related services associated with employee benefit plan audits, information systems control reviews, due diligence reviews, special reports pursuant to agreed upon procedures or international reporting requirements and other attest services.

Tax fees were primarily for services related to tax compliance.

All Other fees are primarily associated with benchmarking services and research materials.

Pursuant to its charter, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the Company’s independent registered public accounting firm. In addition to assuring the regular rotation of the lead audit partner as required by law, the Audit Committee is involved in the evaluation and selection of the lead audit partner and considers whether there should be regular rotation of the independent registered public accounting firm.

The Audit Committee is also required to review and pre-approve all of the audit and non-audit services to be performed by the Company’s independent registered public accounting firm, including the firm’s engagement letter for the annual audit of the Company, the proposed fees in connection with such audit services, and any additional services that management chooses to hire the independent auditors to perform. The authority for such pre-approval may be delegated to one or more members of the Audit Committee, provided that the decisions of any member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next meeting. Additionally, the Audit Committee can establish pre-approval policies and procedures with respect to the engagement of the Company’s independent accountant’s for non-audit services. In accordance with the Audit Committee Charter, all of the foregoing audit and non-audit fees paid to, and the related service provided by, PwC were pre-approved by the Audit Committee.

The Audit Committee and the Board believe that the continued retention of PwC to serve as our independent registered public accounting firm is in the best interests of the Company and its stockholders.

Audit Committee Report

The responsibilities of the Audit Committee are discussed under “Committee Functions, Membership and Meetings” on page 18 and can also be found on our website at www.xerox.com/governance. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Consistent with the foregoing, the Audit Committee has:

●	Reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2014, including the specific disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, with the management of the Company and PwC including the Company’s key accounting policies and use of estimates;

●	Discussed with PwC the matters required to be communicated in PCAOB Auditing Standard No. 16 (Communication with Audit Committees); and
●	Received the written disclosures and the letter from PwC required by the applicable PCAOB independence rules, New York Stock Exchange Rule 303A.07 (Auditor Quality Control Procedures) and has discussed with PwC that firm’s independence and quality control procedures.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s 2014 Annual Report to Shareholders and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing by the Company with the SEC.

Richard J. Harrington, Chairman
William Curt Hunter
Robert J. Keegan

The Board of Directors recommends a vote

FOR

the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2015

PROPOSAL 3 — PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE 2014 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (Exchange Act), our shareholders are entitled to vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. The shareholder vote on executive compensation is an advisory vote only, and is not binding on the Company, the Board of Directors or the Compensation Committee.

Our executive compensation programs are intended to emphasize a pay-for-performance philosophy that supports our business strategy and seeks to align the interests of our executives with our shareholders. Accordingly, we reward named executive officers when we achieve short- and long-term performance objectives and scale down compensation when we do not achieve those objectives. These programs are designed to compensate our named executive officers for their contributions to our short- and long-term growth and profitability and their efforts to increase shareholder value.

We implement our pay-for-performance philosophy primarily through a combination of base salary, short-term incentives and long-term incentives. Our long-term incentives are in the form of equity awards and are generally granted as performance shares. Equity awards represent the majority of each named executive officer’s compensation as a percentage of total target compensation (base salary, short-term and long-term incentives).

Total Target Compensation Components

●	Approximately 90% of the CEO’s total target compensation opportunity was performance-based and at risk, and approximately 80%, on average, of target compensation for each of the other named executive officers was performance-based and at risk; and

●	Approximately 64% (on a weighted average basis) of 2014 total target compensation for each of the named executive officers (other than the CEO) was in equity as part of our long-term incentive program; approximately 18% was in cash as part of our short-term incentive program; and approximately 18% was in base salary.

The percentages reported above include the target short-term incentive awards for 2014 and the target July 1, 2014 long-term incentive awards. These percentages do not include the long-term incentive awards granted on January 1, 2014, which were deemed by our Compensation Committee to be part of 2013 pay for the reasons discussed in the CD&A, or Mr. Zapfel’s one-time sign-on retention RSU award.

By making performance a substantial element of executive compensation, we link our executives’ interests to the interests of our shareholders. The Compensation Committee approves the target compensation opportunity for our named executive officers. The actual amounts received (and the percentage of total compensation) from performance-based compensation may differ from target compensation depending upon the Company’s performance and, for equity awards, our stock price.

We believe that the named executive officer compensation for 2014 was consistent with the objectives of our compensation philosophy and with our performance. Actual performance payouts of 90% under our 2014 short-term incentive program and actual performance payouts of 75.64% under our three-year long-term incentive program (granted in 2012) demonstrate alignment with our shareholders and with Xerox’s achievement against the performance targets set by our Compensation Committee.

In addition, the Compensation Committee regularly reviews best practices.

The Company’s best practices include:
●	Emphasizing pay for performance to align executive compensation with the business strategy and the creation of long-term shareholder value
●	Equity awards typically granted 100% in performance shares
●	Outstanding equity awards that do not automatically vest upon a change in control
●	In the event of material noncompliance with financial reporting requirements resulting in an accounting restatement, clawback provisions that enable the Company to recover incentive compensation paid to executive officers during the preceding three years if those amounts exceed what would have been paid under the accounting restatement
●	Clawback provisions that enable the Company to recover certain short- and long-term incentives, non-qualified pension benefits and salary continuance in the event an employee or former employee engages in activity that is detrimental to the Company
●	Stock ownership and post-retirement stock holding requirements
●	No excise tax gross-ups in change-in-control severance agreements
●	All future accruals under our Unfunded Supplemental Executive Retirement Plan (SERP) and other nonqualified pension plans were frozen on December 31, 2012, consistent with actions taken in connection with the qualified pension plan, and no future benefits will accrue under these plans
●	Very limited perquisites and no tax gross-ups on perquisites
●	Independent consultant to the Compensation Committee who does not perform any other services for the Company
●	Executive officers may not hedge or pledge Xerox stock

Please read the CD&A beginning on page 25 of this Proxy Statement and the tabular and other disclosures on executive compensation beginning on page 50 for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this Proxy Statement. Accordingly, we recommend that shareholders vote in favor of the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Although the vote is non-binding, the Compensation Committee and the Board value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2016 annual meeting of shareholders.

The Board of Directors recommends a vote

FOR

the proposal to approve the compensation of the named executive officers as disclosed in this Proxy
Statement pursuant to Item 402 of Regulation S-K

OTHER MATTERS

The Board of Directors does not intend to present any other matters at this meeting. The Board has not been informed that any other person intends to present any other matter for action at this meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

By order of the Board of Directors,

Don H. Liu
Executive Vice President, General Counsel and Secretary
April 6, 2015

IMPORTANT ANNUAL MEETING INFORMATION

MR A SAMPLE
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Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

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Xerox Corporation Annual Meeting of Shareholders Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees.
1. Election of Directors:		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Ursula M. Burns	☐	☐	☐	02 - Richard J. Harrington	☐	☐	☐	03 - William Curt Hunter	☐	☐	☐

	04 - Robert J. Keegan	☐	☐	☐	05 - Charles Prince	☐	☐	☐	06 - Ann N. Reese	☐	☐	☐

	07 - Stephen H. Rusckowski	☐	☐	☐	08 - Sara Martinez Tucker	☐	☐	☐	09 - Mary Agnes Wilderotter	☐	☐	☐

B	Proposals — The Board recommends a vote FOR Proposals 2, and 3.

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015.	☐	☐	☐	3.	Approval, on an advisory basis, of the 2014 compensation of our named executive officers.	☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment thereof.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

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Proxy — Xerox Corporation
ANNUAL MEETING OF SHAREHOLDERS
9:00 A.M. WEDNESDAY, MAY 20, 2015
XEROX CORPORATE HEADQUARTERS
45 GLOVER AVENUE, NORWALK, CT 06850
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FROM SHAREHOLDERS OF COMMON STOCK

The undersigned appoint URSULA M. BURNS, WILLIAM CURT HUNTER and ROBERT J. KEEGAN, and each of them (or if more than one are present, a majority of those present), as proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote the shares of Common Stock of Xerox Corporation which the undersigned is entitled to vote at the above annual meeting and at all adjournments thereof (a) in accordance with the following ballot and (b) in accordance with their best judgment in connection with such other business as may come before the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3, IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

NOTICE TO PARTICIPANTS IN THE XEROX EMPLOYEE STOCK OWNERSHIP PLAN, XEROX SAVINGS PLANS AND THE XEROX BUSINESS SERVICES SAVINGS PLAN This card also constitutes confidential voting instructions for participants in the Xerox Employee Stock Ownership Plan (ESOP), Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board (together, the Xerox Savings Plans) and the Xerox Business Services Savings Plan (Services Savings Plan). A participant who signs on the reverse side hereby instructs the trustees of the ESOP and the Xerox Savings Plans (State Street Bank & Trust Company) and the Services Savings Plan (The Bank of New York Mellon) to vote all the shares of Common Stock of Xerox Corporation allocated to his or her stock account in accordance with the instructions on the reverse side. ESOP and Xerox Savings Plans participants authorize the trustee to vote a proportion of the shares of Common Stock held in the ESOP trust and Xerox Savings Plans trust for which no instructions have been received in accordance with the instructions on the reverse side. You acknowledge that in voting your shares and the shares for which no instructions were provided, you are acting as a named fiduciary under the Employee Retirement Income Security Act of 1974. If no instructions have been received from a Services Savings Plan participant, the Services Savings Plan trustee will not vote the shares allocated in the account. Voting instructions for ESOP and Savings Plans participants must be received by 8:00 A.M. Eastern Time on Monday, May 18, 2015 to allow sufficient time for processing. The Plan trustees will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements.

IMPORTANT ANNUAL MEETING INFORMATION

MR A SAMPLE
DESIGNATION (IF ANY)
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Vote by Internet
●	Go to www.envisionreports.com/XRX
●	Or scan the QR code with your smartphone
●	Follow the steps outlined on the secure website

Xerox Corporation Annual Meeting of Shareholders Notice

Important Notice Regarding the Availability of Proxy Materials for the
Xerox Corporation Annual Meeting of Shareholders to be Held on May 20, 2015

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

www.envisionreports.com/XRX

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/XRX to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 8, 2015 to facilitate timely delivery.

Xerox Corporation Annual Meeting of Shareholders Notice

Xerox Corporation Annual Meeting of Shareholders will be held on Wednesday, May 20, 2015 at Xerox Corporate Headquarters, 45 Glover Avenue, Norwalk, CT 06850 at 9:00 a.m. Eastern Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.
1.	Nominees.
	01 - Ursula M. Burns	02 - Richard J. Harrington	03 - William Curt Hunter	04 - Robert J. Keegan
	05 - Charles Prince	06 - Ann N. Reese	07 - Stephen H. Rusckowski	08 - Sara Martinez Tucker
09 - Mary Agnes Wilderotter

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015.

3.	Approval, on an advisory basis, of the 2014 compensation of our named executive officers.

Note: Such other business as may properly come before the meeting or any adjournment thereof.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend the meeting, please check the “Meeting Attendance” box when voting and a ticket will be sent to you.

Directions to the Xerox Corporation 2015 Annual Meeting of Shareholders - 45 Glover Avenue, Norwalk, CT 06850

New England Thruway/I-95/Connecticut Turnpike		Hutchinson River Parkway/Merritt Parkway (CT15)

North Bound – From New York	South Bound – From New Haven	North Bound – From New York	South Bound – From New Haven
1. Take exit 15 to merge onto US-7 N toward Norwalk/Danbury
2. Turn right at Grist Mill Rd/US-7 (signs for US-7/Wilton/Danbury)
3. Turn right at Glover Ave.
4. Turn right at 45 Glover Ave. and follow the driveway to the front of the building

1. Take exit 15 to merge onto US-7 N toward Norwalk/Danbury
2. Turn right at Grist Mill Rd/US-7 (signs for US-7/Wilton/Danbury)
3. Turn right at Glover Ave.
4. Turn right at 45 Glover Ave. and follow the driveway to the front of the building

1. Take exit 39B to merge onto US-7 N toward Norwalk/Danbury
2. Turn right at Grist Mill Rd/US-7 (signs for US-7/Wilton/Danbury)
3. Turn right at Glover Ave.
4. Turn right at 45 Glover Ave. and follow the driveway to the front of the building

1. Take exit 40B toward US-7/Danbury
2. Turn left at Creeping Hemlock Dr
3. Go diagonally across Main Ave. onto Glover Ave.
4. Go over railroad tracks, bearing right on Glover Ave.
5. Turn left at 45 Glover Ave. and follow the driveway to the front of the building

Here’s how to order a copy of the proxy materials and select a future delivery preference:
Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.
Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→	Internet – Go to www.envisionreports.com/XRX. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→	Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→	Email – Send email to investorvote@computershare.com with “Proxy Materials Xerox” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 8, 2015.